                                                                  Exhibit (a)(8)

PEPSI-GEMEX, S. A. DE C. V. AND SUBSIDIARIES


         INDEX


                                                                           PAGE

INDEPENDENT AUDITORS' REPORT                                                F-2

CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001,
   AND EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001:

         Consolidated Balance Sheets                                        F-3

         Consolidated Statements of Income                                  F-4

         Consolidated Statements of Changes in Shareholders' Equity         F-6

         Consolidated Statements of Changes in Financial Position           F-7

         Notes to Consolidated Financial Statements                         F-9

CONSOLIDATED FINANCIAL STATEMENTS SUPPLEMENTAL SCHEDULE:

         Schedule II - Valuation and qualifying accounts                    F-53

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Pepsi-Gemex, S. A. de C. V.:


We have audited the accompanying consolidated balance sheets of Pepsi-Gemex, S.
A. de C. V. and subsidiaries (the "Company") as of December 31, 2000 and 2001, and the related consolidated statements of income, changes in shareholders' equity, changes in financial position and supplemental schedule for each of the three years in the period ended December 31, 2001, all expressed in thousands of Mexican pesos of purchasing power of December 31, 2001. These consolidated financial statements and supplemental schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Mexico and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they are prepared in accordance with accounting principles generally accepted in Mexico. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and supplemental schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pepsi-Gemex, S. A. de C. V. and subsidiaries as of December 31, 2000 and 2001, and the consolidated results of their operations, changes in their shareholders' equity and changes in their financial position for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in Mexico. Also, in our opinion, the financial statement schedule when considered in relation to the consolidated financial statements presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, beginning January 1, 2000, the Company changed its method of accounting for income tax, tax on assets and employee statutory profit-sharing to conform with the new Bulletin D-4 "Accounting Treatment of Income Tax, Tax on Assets and Employee Statutory Profit-Sharing".

The accompanying financial statements have been translated into English for the convenience of readers. Our audits also comprehended the translation of Mexican peso amounts into U.S. dollar amounts as of and for the year ended December 31, 2001 and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of users.

Accounting principles generally accepted in Mexico vary in certain respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for each of the three years in the period ended December 31, 2001 and the determination of shareholders' equity at December 31, 1999, 2000 and 2001 to the extent summarized in Note 18.



/s/Deloitte & Touche

Deloitte & Touche
Mexico City, Mexico
February 26, 2002
(June 21, 2002 as to Notes 8, 14, 16 and 18)

PEPSI-GEMEX, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Thousands of Mexican Pesos of Purchasing Power of December 31, 2001)
--------------------------------------------------------------------------------

                                                                                                   THOUSANDS OF
                                                                                                   U.S. DOLLARS
                                                                                                   (CONVENIENCE
                                                                                                   TRANSLATION)
                                                                          DECEMBER 31,              DECEMBER 31,
ASSETS                                                               2000              2001             2001
CURRENT ASSETS:
    Cash and cash equivalents                                Ps.      226,775   Ps.       99,176   $       10,827
    Accounts receivable - net (Note 2)                              1,014,047            980,760          107,070
    Inventories (Note 3)                                            1,056,934            735,859           80,334
    Prepaid expenses                                                   38,195             20,653            2,255
                                                             ----------------   ----------------   --------------
           Total current assets                                     2,335,951          1,836,448          200,486

PROPERTY, PLANT AND EQUIPMENT - Net (Note 4)                        7,262,447          7,125,890          777,936

EXCESS OF COST OVER FAIR VALUE OF NET
   ASSETS ACQUIRED - Net of accumulated
   amortization of Ps.481,830, Ps.571,941
   and $62,439 at December 31, 2000 and 2001,
   respectively                                                     1,268,339          1,292,137          141,063

OTHER ASSETS (Note 5)                                                 421,343            324,570           35,433
                                                             ----------------   ----------------   --------------
TOTAL ASSETS                                                 Ps.   11,288,080   Ps.   10,579,045   $    1,154,918
                                                             ================   ================   ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Notes payable (Note 6)                                   Ps.      879,754   Ps.      346,964   $       37,878
    Current portion of long-term debt (Note 7)                         36,803             29,946            3,269
    Trade accounts payable                                            587,862            562,137           61,369
    Taxes payable                                                     142,821            234,764           25,629
    Accrued expenses and other liabilities                            408,129            456,310           49,816
    Dividend payable                                                       --            246,931           26,958
    Due to affiliates                                                   3,529                 --               --
                                                             ----------------   ----------------   --------------
       Total current liabilities                                    2,058,898          1,877,052          204,919

LONG-TERM DEBT AND OTHER NON-CURRENT
   LIABILITIES (Notes 7 and 8)                                      3,334,101          3,136,474           342,410

DEFERRED INCOME TAX AND EMPLOYEE
   STATUTORY PROFIT-SHARING (Note 12)                                 928,189            899,157           98,161
                                                             ----------------   ----------------   --------------
       Total liabilities                                            6,321,188          5,912,683          645,490
                                                             ----------------   ----------------   --------------

COMMITMENTS AND CONTINGENCIES (Note 14)

SHAREHOLDERS' EQUITY (Note 9):
    Capital share                                                     878,219            878,933           95,953
    Additional paid-in capital                                      4,798,696          4,551,834          496,925
    Retained earnings                                               1,897,569          2,492,757          272,135
    Reserves                                                        1,045,969          1,065,014          116,268
    Cumulative effect of deferred income tax and
       employee statutory profit-sharing (Note 1)                  (1,300,190)        (1,300,190)        (141,942)
    Shareholders' equity adjustment from labor
       obligations upon retirement                                         --            (43,403)          (4,738)
    Deficiency in restated shareholders' equity                    (2,353,371)        (2,978,583)        (325,173)
                                                             ----------------   ----------------   --------------
       Total shareholders' equity                                   4,966,892          4,666,362          509,428
                                                             ----------------   ----------------   --------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               Ps.   11,288,080   Ps.   10,579,045   $    1,154,918
                                                             ================   ================   ==============

See accompanying notes to consolidated financial statements.

PEPSI-GEMEX, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Thousands of Mexican Pesos of Purchasing Power of December 31, 2001, except per share information)
--------------------------------------------------------------------------------

                                                                                                                       THOUSANDS OF
                                                                                                                       U.S. DOLLARS
                                                                                                                       EXCEPT EARN-
                                                                                                                      INGS PER SHARE
                                                                                                                       (CONVENIENCE
                                                                                                                       TRANSLATION)
                                                                                                                        YEAR ENDED
                                                                       YEAR ENDED DECEMBER 31,                          DECEMBER 31,
                                                         1999                   2000                  2001                  2001
REVENUES:
    Net sales                                        Ps. 8,140,444         Ps. 9,572,760         Ps. 11,036,212         $ 1,204,827
    Other                                                   49,011                87,652                 56,997               6,222
                                                     -------------         -------------         --------------         -----------
                                                         8,189,455             9,660,412             11,093,209           1,211,049
                                                     -------------         -------------         --------------         -----------

COSTS AND EXPENSES (Note 11):
    Cost of sales (exclusive of depreciation and
       amortization shown separately below)              3,644,016             4,256,900              4,898,743             534,797
    Selling expenses (includes amortization of
       bottles and cases for Ps.139,535,
       Ps.165,275, Ps.121,836 and $13,301
       respectively)                                     2,832,203             3,487,790              3,969,210             433,320
    General and administrative expenses                    460,423               566,103                651,262              71,098
    Depreciation and amortization                          308,459               308,890                403,090              44,005
                                                     -------------         -------------         --------------         -----------
                                                         7,245,101             8,619,683              9,922,305           1,083,220
                                                     -------------         -------------         --------------         -----------

OPERATING INCOME                                           944,354             1,040,729              1,170,904             127,829
                                                     -------------         -------------         --------------         -----------

RESTRUCTURING CHARGE (Note 1)                                   --               568,980                136,866              14,942

INTEGRAL (INCOME) COST OF FINANCING (Note 6):
    Interest income                                        (74,454)              (14,897)                (5,981)               (653)
    Interest expense                                       425,718               404,303                399,655              43,630
    Foreign exchange loss (gain) - net                    (137,306)               71,295               (217,594)            (23,755)
    Monetary position gain                                (348,083)             (426,608)              (158,625)            (17,317)
                                                     -------------         -------------         --------------         -----------
                                                          (134,125)               34,093                 17,455               1,905
                                                     -------------         -------------         --------------         -----------

OTHER EXPENSE - Net (includes the amortization
   of excess of cost over fair value of net
   assets acquired for Ps.78,014, Ps.(4,156),
   Ps.90,111 and $9,837 respectively)                      103,448                31,513                197,396              21,550
                                                     -------------         -------------         --------------         -----------

INCOME BEFORE PROVISIONS AND EXTRAORDINARY ITEM            975,031               406,143                819,187              89,432
                                                     -------------         -------------         --------------         -----------

PROVISIONS (BENEFIT) (Note 12):
    Income tax and tax on assets                           338,228              (174,419)               228,846              24,985
    Employee statutory profit-sharing                        3,415                64,971                 (4,847)               (529)
                                                     -------------         -------------         --------------         -----------
                                                           341,643              (109,448)               223,999              24,456
                                                     -------------         -------------         --------------         -----------
INCOME BEFORE EXTRAORDINARY GAIN                           633,388               515,591                595,188              64,976

EXTRAORDINARY GAIN (Note 12):
    Benefit from utilization of tax loss
       carryforwards and tax on assets paid in
       prior years                                         257,983                    --                     --                  --
                                                     -------------         -------------         --------------         -----------
CONSOLIDATED NET INCOME                              Ps.   891,371         Ps.   515,591         Ps.    595,188         $    64,976
                                                     =============         =============         ==============         ===========


                                                                     (Continued)

                                                                                                          THOUSANDS OF
                                                                                                          U.S. DOLLARS
                                                                                                          EXCEPT EARN-
                                                                                                          INGS PER SHARE
                                                                                                          (CONVENIENCE
                                                                                                          TRANSLATION)
                                                                                                           YEAR ENDED
                                                                  YEAR ENDED DECEMBER 31,                  DECEMBER 31,
                                                        1999               2000             2001               2001
Net income of majority interest                  Ps.     822,845    Ps.     482,522    Ps.     595,188    $       64,976
Net income of minority interest                           68,526             33,069                 --                --
                                                 ---------------    ---------------    ---------------    --------------

CONSOLIDATED NET INCOME                          Ps.     891,371    Ps.     515,591    Ps.     595,188    $       64,976
                                                 ===============    ===============    ===============    ==============

Earnings per Series B and L share                Ps.        0.61    Ps.        0.34    Ps.        0.36    $         0.04
                                                 ===============    ===============    ===============    ==============
Weighted average Series B and L shares
   outstanding (in 000's)                              1,020,783          1,011,445          1,129,065
                                                 =============      ===============    ===============

Earnings per Series D share                      Ps.        0.87    Ps.        0.50    Ps.        0.52    $         0.06
                                                 ===============    ===============    ===============    ==============

Weighted average Series D shares
   outstanding (in 000's)                                322,281            336,219            375,318
                                                 ===============    ===============    ===============

Earnings per CPO                                 Ps.        2.07    Ps.        1.19    Ps.        1.23    $         0.13
                                                 ===============    ===============    ===============    ==============

Weighted average CPO's outstanding
   (in 000's)                                            322,281            336,219            375,318
                                                 ===============    ===============    ===============

Earnings per GDS                                 Ps.       12.40    Ps.        7.12    Ps.        7.36    $         0.80
                                                 ===============    ===============    ===============    ==============

Weighted average GDS's outstanding
   (in 000's)                                             53,730             56,037             62,553
                                                 ===============    ===============    ===============



                                                                     (Concluded)



See accompanying notes to consolidated financial statements.

PEPSI-GEMEX, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Note 9)
 (Thousands of Mexican Pesos of Purchasing Power of December 31, 2001)
  ------------------------------------------------------------------------------

                                                                                                           CUMULATIVE
                                                                                                             EFFECT
                                                                                                           OF DEFERRED
                                                                                                           INCOME TAX
                                                            ADDITIONAL                                    AND EMPLOYEE
                                                CAPITAL      PAID-IN         RETAINED                       STATUTORY
                                                 STOCK       CAPITAL         EARNINGS        RESERVES     PROFITSHARING
BALANCE, JANUARY 1, 1999                    Ps. 861,981   Ps. 4,414,863   Ps.   607,077   Ps. 1,034,273  Ps.         --
Repurchase and sale of capital share - net       (2,446)            393         (14,875)          5,756              --
Net comprehensive income                             --              --         822,845              --              --
                                            -----------   -------------   -------------   -------------  --- ----------
BALANCE, DECEMBER 31, 1999                      859,535       4,415,256       1,415,047       1,040,029              --
Repurchase and sale of capital share - net          223           1,357              --           5,940              --
Acquisition of subsidiaries (Note 1)                 --              --              --              --              --
Capital share increase                            1,942          40,320              --              --              --
Acquisition of minority interest (Note 1)        16,519         341,763              --              --              --
Net comprehensive loss                               --              --         482,522              --      (1,300,190)
                                            -----------   -------------   -------------   -------------  --- ----------
BALANCE, DECEMBER 31, 2000                      878,219       4,798,696       1,897,569       1,045,969      (1,300,190)
Repurchase and sale of capital share - net          714              69              --          19,045              --
Dividends declared                                   --        (246,931)             --              --              --
Net comprehensive loss                               --              --         595,188              --              --
                                            -----------   -------------   -------------   -------------  --- ----------

BALANCE, DECEMBER 31, 2001                  Ps. 878,933   Ps. 4,551,834   Ps. 2,492,757   Ps. 1,065,014  Ps. (1,300,190)
                                            ===========   =============   =============   =============  ==============

                                              SHAREHOLDERS'
                                                 EQUITY
                                               ADJUSTMENT
                                               FROM LABOR       DEFICIENCY-
                                               OBLIGATIONS      IN RESTATED     MINORITY         TOTAL
                                                  UPON         SHAREHOLDERS'  SHAREHOLDERS'   SHAREHOLDERS'
                                               RETIREMENT          EQUITY        EQUITY          EQUITY
BALANCE, JANUARY 1, 1999                      Ps.      --    Ps. (1,635,679)  Ps.       --   Ps.  5,282,515
Repurchase and sale of capital share - net             --                --             --          (11,172)
Net comprehensive income                               --          (517,565)       229,349          534,629
                                              -----------    --------------   ------------   --------------
BALANCE, DECEMBER 31, 1999                             --        (2,153,244)       229,349        5,805,972
Repurchase and sale of capital share - net             --                --             --            7,520
Acquisition of subsidiaries (Note 1)                   --                --        117,172          117,172
Capital share increase                                 --                --             --           42,262
Acquisition of minority interest (Note 1)              --                --       (358,282)              --
Net comprehensive loss                                 --          (200,127)        11,761       (1,006,034)
                                              -----------    --------------   ------------   --------------
BALANCE, DECEMBER 31, 2000                             --        (2,353,371)            --        4,966,892
Repurchase and sale of capital share - net             --                --             --           19,828
Dividends declared                                     --                --             --         (246,931)
Net comprehensive loss                            (43,403)         (625,212)            --          (73,427)
                                              -----------    --------------   ------------   --------------

BALANCE, DECEMBER 31, 2001                    Ps. (43,403)   Ps. (2,978,583)  Ps.       --   Ps.  4,666,362
                                              ===========    ==============   ============   ==============

See accompanying notes to consolidated financial statements

PEPSI-GEMEX, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
(Thousands of Mexican Pesos of Purchasing Power of December 31, 2001)
--------------------------------------------------------------------------------

                                                                                                                       THOUSANDS OF
                                                                                                                       U.S. DOLLARS
                                                                                                                       (CONVENIENCE
                                                                                                                       TRANSLATION)
                                                                                                                        YEAR ENDED
                                                                           YEAR ENDED DECEMBER 31,                     DECEMBER 31,
                                                                1999                 2000                2001              2001
OPERATING ACTIVITIES:
    Income before extraordinary gain                      Ps.   633,388      Ps.    515,591        Ps.  595,188        Ps. 64,976
    Items that did not require (generate) resources:
       Depreciation and amortization                            526,008             470,009             615,036            67,144
       Statutory seniority premiums                              10,545              32,367              38,293             4,180
       Restructuring charge                                          --             547,056              83,505             9,116
       Equity in earnings of associated companies
          (included in other income-net)                         (1,274)                 --                  --                --
       Deferred taxes                                                --            (288,874)            (29,032)           (3,169)
                                                          -------------      --------------        ------------        ----------
                                                              1,168,667           1,276,149           1,302,990           142,247
    Changes in current assets and liabilities, net
       of effects from purchases of businesses:
       Accounts receivable - net                               (296,204)            (20,834)             33,287             3,634
       Inventories                                              106,677            (197,370)            321,075            35,052
       Prepaid expenses                                          (1,330)             (2,843)             17,542             1,915
       Trade accounts payable                                   130,137             (21,201)            (25,725)           (2,808)
       Taxes payable, accrued expenses and other
          liabilities                                          (142,842)            (69,954)            136,595            14,912
                                                          -------------      --------------        ------------        ----------
           Resources provided by operating
              activities before extraordinary
              gain                                              965,105             963,947           1,785,764           194,952
    Extraordinary gain                                          257,983                  --                  --
                                                          -------------      --------------        ------------        ----------
           Net resources provided by operating
              activities                                      1,223,088             963,947           1,785,764           194,952
                                                          -------------      --------------        ------------        ----------

FINANCING ACTIVITIES:
    Net change in notes payable                                (103,075)           (329,497)           (532,790)          (58,165)
    Increase in long-term debt                                  216,132           1,558,352              64,138             7,002
    Payments of long-term debt                                 (583,752)           (472,467)           (330,573)          (36,089)
    Capital stock increase                                           --              42,262                  --                --
    (Repurchase) and sale of capital stock - net                (11,172)              7,520              19,828             2,165
    Shareholders' equity adjustment from labor
       obligations upon retirement                                   --                  --             (43,403)           (4,738)
    Dividends declared                                               --                  --            (246,931)          (26,958)
    Dividends payable                                                --                  --             246,931            26,958
    Shares issued in exchange of minority interest                   --             358,282                  --                --
    Cumulative effect of deferred income tax and
       employee statutory profit-sharing:
         Increase in liabilities                                     --           1,300,190                  --                --
         Decrease in shareholders' equity                            --          (1,300,190)                 --                --
                                                          -------------      --------------        ------------        ----------
           Net resources (used in) generated by
              financing activities                             (481,867)          1,164,452            (822,800)          (89,825)
                                                          -------------      --------------        ------------        ----------

                                                                     (Continued)

                                                                                                           THOUSANDS OF
                                                                                                           U.S. DOLLARS
                                                                                                           (CONVENIENCE
                                                                                                           TRANSLATION)
                                                                                                            YEAR ENDED
                                                                  YEAR ENDED DECEMBER 31,                  DECEMBER 31,
                                                       1999               2000               2001              2001
INVESTING ACTIVITIES:
    Acquisition and sale of property, plant
       and equipment - net                            (975,604)        (1,031,819)        (1,089,243)         (118,913)
    Increase in other assets                           (30,039)            (1,506)           112,589            12,291
    Increase in goodwill                                    --                 --           (113,909)          (12,435)
    Payment for acquisition of subsidiaries,
       net of cash received                                 --           (700,942)                --                --
    Acquisition of minority interest                        --           (358,282)                --                --
    Loan to associated company                              --             (1,591)                --                --
                                                 -------------     --------------     --------------        ----------
       Resources used in investing
             activities                             (1,005,643)        (2,094,140)        (1,090,563)         (119,057)
                                                 -------------     --------------     --------------        ----------
    (Decrease) increase in cash and cash
       equivalents                                    (264,422)            34,259           (127,599)          (13,930)

CASH FOR CONSOLIDATING EFFECTS                          51,087                 --                 --                --

CASH AND CASH EQUIVALENTS:
    Beginning of year                                  405,851            192,516            226,775            24,757
                                                 -------------     --------------     --------------        ----------

    End of year                                  Ps.   192,516     Ps.   226,775      Ps.     99,176        $   10,827
                                                 =============     ==============     ==============        ==========


                                                                     (Concluded)


See accompanying notes to consolidated financial statements.

PEPSI-GEMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
(Thousands of Mexican Pesos of Purchasing Power of December 31, 2001, except per share information)
--------------------------------------------------------------------------------

1. OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      OPERATIONS - Pepsi-Gemex, S. A. de C. V. ("Pepsi-Gemex") and its subsidiaries (collectively, the "Company") produce and sell bottled soft drinks, mineral water and purified water under the trade names of Pepsi-Cola, Pepsi Light, Pepsi Max, Pepsi Limon, Mirinda, Seven-Up, Diet Seven-Up, Kas, Mountain Dew, Power Punch and Manzanita Sol (collectively the "Pepsi Products") and Garci-Crespo, San Lorenzo, Tehuacan Bajas Calorias, Atlantis and Electropura (the "Mineral and Purified Water Products") and others. The Company also produces and sells non-returnable plastic bottles and packaging materials used by the Company and third parties. Pepsi Products sales are principally made to retailers located in the Mexico City area, including the Federal District, the state of Hidalgo and portion of the state of Mexico (the "Mexico City Area"); the states of Guerrero, Morelos and portion of the state of Mexico, which are located in the Southwest portion of Mexico (the "Southwest Area"); the states of Campeche, Quintana Roo and Yucatan in the southeast portion of Mexico (the "Southeast Area"); the central states of Aguascalientes, Durango, Zacatecas, San Luis Potosi, and portions of the states of Guanajuato, Queretaro and Jalisco (the "North Central Area") and the states of Nuevo Leon, Coahuila, Tamaulipas, and portions of Chihuahua and Veracruz in the northeast of Mexico (the "Northeast Area"). The Company sells and distributes the mineral water products nationally, including through third party distributors not affiliated with the Company. In addition, the Company sells its full line of purified water products in each of its principal franchise territories and also sells the five-gallon jug presentation in the city of Puebla and surrounding areas. Pursuant to franchise and license agreements, the Company has the exclusive right to produce, sell and distribute a variety of soft drink products in all or a portion of the Pepsi Products franchised territories.

      Effective September 1, 2000, the Company commenced consolidating the financial position and results of operations of Embotelladores del Valle de Anahuac, S.A. de C.V. and subsidiaries ("Emvasa"), see Comparability below.

      BASIS OF PRESENTATION -

            CONSOLIDATION OF FINANCIAL STATEMENTS - The accompanying consolidated financial statements, which include the accounts of Pepsi-Gemex and its subsidiaries, have been prepared in accordance with accounting principles generally accepted in Mexico ("Mexican GAAP"). All material intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior period financial statements to conform to classifications adopted in 2001.

            TRANSLATION OF FINANCIAL STATEMENTS - The accompanying financial statements are stated in Mexican pesos, the currency of the country in which Pepsi-Gemex and its subsidiaries are incorporated and operate. Translation of Mexican peso amounts into U.S. dollar amounts are included solely for the convenience of readers and have been made at the rate of Ps.9.16 per U.S.$1.00, the interbank exchange rate reported to the Company by Centro de Analisis y Proyecciones Economicas para Mexico at December 31, 2001. Such translation should not be construed as a representation that the Mexican peso amounts shown could be converted into U.S. dollars at the above or any other rate.

            Principal consolidated subsidiaries as of December 31, 2000 and 2001, are as follows:

                                  Subsidiary                                                 Location
           -------------------------------------------------------------------     -----------------------------
           Embotelladora Metropolitana, S. A. de C. V.                             Mexico, D. F.
           Embotelladores Internacionales de Mexico, S. de R. L. de C. V.          Mexico, D. F.
           Embotelladores del Valle de Anahuac, S. A. de C. V. (3)                 Mexico, D. F.
           Bebidas Purificadas del Noreste, S. A. de C. V.                         Mexico, D. F.
           Tenedora del Noreste, S. A. de C. V. (1)                                Monterrey, N.L.
           Grupo Embotellador del Noreste, S. A. de C. V. (1)                      Mexico, D. F.
           Purificadora de Agua Los Reyes, S. A. de C. V.                          Tlalnepantla, Edo. de Mexico.
           Embotelladora Agral Regiomontana, S. A. de C. V. (1) and (13)           Monterrey, N.L.
           Industria de Refrescos del Noreste, S. A. de C. V. (1)                  Monterrey, N.L.
           Embotelladora de Refrescos Mexicanos, S. A. de C. V. (3)                Izcalli, Edo. de Mexico
           Distribuidora de Aguas, Refrescos y Bebidas Purificadas, S.A. de
              C. V. (3) and (4)                                                    Izcalli, Edo. de Mexico
           Bebidas Purificadas de Acapulco, S. A. de C. V. (9)                     Acapulco, Gro.
           Embotelladores del Bajio, S. A. de C. V (3)                             Leon, Guanajuato
           Embotelladora Moderna, S. A. de C. V. (3)                               Toluca, Edo. de Mexico
           Embotelladora Potosi, S. A. de C. V.                                    San Luis Potosi, S. L. P.
           Bebidas Purificadas del Sureste, S. A. de C. V.                         Merida, Yuc.
           Bebidas Purificadas de Quintana Roo, S. A. de C. V. (2)                 Cancun, Q. Roo
           Bebidas Purificadas de Zacatecas, S. A. de C. V. (10)                   Zacatecas, Zac.
           Industria de Refrescos, S. A. de C. V.                                  Cuernavaca, Mor.
           Refrescos de Iguala, S. A. de C. V. (9)                                 Iguala, Gro.
           Embotelladora San Marcos, S. A. de C. V. (6)                            Aguascalientes, Ags.
           Embotelladora La Isleta, S. A. de C. V. (3)                             Tampico, Tamaulipas
           Embotelladora Campechana, S. A. de C. V. (2)                            Campeche, Camp.
           Embotelladora Garci-Crespo, S. A. de C. V.                              Tehuacan, Pue.
           Distribuidora Garci-Crespo, S. A. de C. V.                              Tlalnepantla, Edo. de Mexico
           Bebidas Veracruzanas, S. A. de C. V. (3) and (5)                        Poza Rica, Veracruz
           Embotelladora Agral de la Laguna, S. A. de C. V. (1) and (13)           Durango, Dgo
           Bebidas Purificadas de Durango, S. A. de C. V. (7)                      Durango, Dgo.
           Industrias de Refrescos de Gomez Palacios, S. A. de C. V. (1) and
              (12)                                                                 Durango, Dgo.
           Procesos Plasticos, S. A. de C. V.                                      Tultitlan, Edo. de Mexico
           Equipo para Embotelladoras y Cervecerias, S. A. de C. V.                Mexico, D. F.
           Bienes Raices Metropolitanos, S. A. de C. V.                            Mexico, D. F.
           Distribuidora de Aguas Envasadas Dek, S. A. de C. V. (8)                Mexico, D. F.
           Servicios Administrativos Suma, S. A. de C. V.                          Mexico, D. F.
           Comercio Integral Mexicano, S. A. de C. V. (11)                         Mexico, D. F.
           Duingras Holdings B.V.                                                  The Netherlands

           As of December 31, 2000 and 2001, all of the subsidiaries are 100% owned by the Company.

----------
(1) As of December 31, 1999, the Company owned 50% of these companies (see Comparability below) and were consolidated pursuant to an agreement entered into with PepsiCo. because the Company exercised effective control of them.

(2) During the third quarter of 2000 these companies were merged into Bebidas Purificadas del Sureste, S. A. de C. V.

(3) These companies were acquired in a business combination pursuant to a cash tender offer made during the third quarter of 2000 (see Comparability below).

(4) On December 31, 2000 this company was merged into Embotelladora de Refrescos Mexicanos, S. A. de C. V.

(5)   On December 31, 2000 this company was merged into Embotelladora La Isleta,
      S. A. de C. V.

(6)   On December 31, 2000 this company was merged into Embotelladora Potosi, S.
      A. de C. V.

(7) On March 31, 2001 this company was merged into Industria de Refrescos Gomez Palacios, S.A. de C.V.

(8) On May 31, 2001 this company was merged into Bienes Raices Metropolitanos, S.A. de C.V.

(9) On November 30,2001 these companies were merged into Industria de Refrescos, S.A. de C.V.

(10) On November 30, 2001 this company was merged into Embotelladora Potosi, S.A. de C.V.

(11) On November 30, 2001 this company was merged into Bienes Raices Metropolitanos, S.A. de C.V.

(12) On December 31, 2001 this company was merged into Industria de Refrescos del Noreste, S.A. de C.V.

(13) On December 31, 2001 these companies were merged into Grupo Embotellador del Noreste, S.A. de C.V.


            EFFECTS OF INFLATION IN THE FINANCIAL STATEMENTS - The accompanying consolidated financial statements have been prepared in accordance with Bulletin B-10 "Recognition of the Effects of Inflation in Financial Information", and its amendments, issued by the Mexican Institute of Public Accountants, A. C. ("MIPA"). These documents require the restatement of all financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented for the purpose of comparability. Factors derived from the National Consumer Price Index ("NCPI"), published by Banco de Mexico, are applied to restate the consolidated financial statement data to constant Mexican pesos.

            The accompanying consolidated financial statements have been restated and adjusted as follows:

            1. The consolidated balance sheet at December 31, 2000, has been restated to reflect constant Mexican pesos of purchasing power of December 31, 2001, by applying the NCPI factor for 2000.

            2. The consolidated statements of operations for all periods presented have been restated to reflect constant pesos of purchasing power of December 31, 2001, by applying the respective NCPI factor of the period when the transactions occurred (revenues and expenses).

            3. The consolidated statements of changes in financial position set forth the source and application of resources representing the differences between opening and closing balance sheet balances in constant Mexican pesos of purchasing power of December 31, 2001, excluding the effects from holding nonmonetary assets. Exchange gains and losses and monetary position gains and losses are included in the amount of resources provided by or applied to operations.

            4. Capital stock, paid-in capital, retained earnings, reserves and cumulative effect of deferred income tax and employee statutory profit-sharing have been restated by applying the NCPI factor from the date contributed or generated.

            5. Deficiency in restated shareholders' equity primarily results from the increase in the restated values of nonmonetary assets below the increase in inflation as measured by the NCPI.

            6. Monetary position gain represents the effects of inflation on the Company's net monetary liability position as measured using the NCPI.

            7.    The NCPI factors applied for each period are as follows:

                                                         RATE OF
                         YEAR ENDED                   INFLATION FOR       NCPI
                        DECEMBER 31,                   THE PERIOD        FACTOR
                            1999                         12.31%          1.1375
                            2000                          8.96%          1.0440
                            2001                          4.40%          1.0000

            COMPREHENSIVE INCOME - In August 2000 the MIPA issued Bulletin B-4, "Comprehensive Income" ("B-4"), the application of which is mandatory for the year beginning January 1, 2001. In accordance with the regulations of B-4, the statement of changes in shareholders' equity for the year ended December 31, 2000 and 1999 were restated to present comprehensive income in comparative form with respect to 2001 (see Note 9).

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - The Company's accounting policies are in accordance with accounting principles generally accepted in Mexico and are summarized as follows:

      COMPARABILITY - The following are the most significant transactions affecting the comparability of the financial statements:

            ACQUISITION OF SUBSIDIARIES AND MINORITY INTEREST - In July 1997, Pepsi-Gemex and Pepsi-Cola Mexicana, S. A. de C. V. ("PCM") formed Tenedora del Noreste, S. A. de C. V. ("Tenedora") with each holding a 50% equity interest. Tenedora contemporaneously acquired certain companies that have the exclusive rights to produce, sell and distribute Pepsi-Cola bottled soft drinks in the northeast part of Mexico, including the cities of Monterrey, Nuevo Leon and Gomez Palacio, Durango (Tenedora and its subsidiaries are also identified as the "Northeast Bottling Group"). The cash purchase price of these acquired companies was Ps.58,323. At the time of acquisition these companies were in bankruptcy and liability payments were legally suspended. The excess of cost over fair value of net assets acquired was Ps.393,965. At the end of 1998 Tenedora purchased all the liabilities of the acquired companies which were in bankruptcy or suspension of payments as above mentioned. Effective January 1, 1999, the Company commenced consolidating Tenedora as a result of an amendment to the joint venture agreement (entered into with PepsiCo) governing the financial and operating policies with respect to the Northeast Bottling Group and the agreement entered into by Tenedora with its creditors and the expected resolution of its bankruptcy proceedings. At December 31, 2000 and 2001, all assets and liabilities of Tenedora are included in the consolidated balance sheets of the Company. The consolidated statements of income for each of the three years in the period ended December 31, 2001 include the operations of Tenedora in each individual line item.

            On December 19, 2001 the Court of the City of Monterrey, Nuevo Leon, where the proceedings were held, declared the final adjudication of the bankruptcy and suspension of payments of the companies that are subsidiaries of Tenedora.

            On September 6, 2000, the Company acquired through Embotelladores Internacionales de Mexico, S. de R. L. de C. V. and Duingras Holding
            B. V., 96.9% of the outstanding shares of Embotelladores del Valle de Anahuac, S. A. de C. V. and subsidiaries ("Emvasa"), through a cash tender offer. Subsequently, during the first quarter of 2001, Pepsi-Gemex acquired an additional 3.0% of the outstanding shares of Emvasa. For the remaining 0.1% that has not been acquired, Pepsi-Gemex has recorded a reserve equivalent to the purchase price set forth in the public tender offer for each of the shares, pursuant to the terms of the agreement entered into by Pepsi-Gemex and the National Banking and Securities Commission to cancel the register of Emvasa as an issuer of securities before the Mexican Stock Exchange. Emvasa has the exclusive rights to produce, sell and distribute PepsiCola bottled soft drinks in most of the state of Mexico, the north portion of the states of San Luis Potosi, Hidalgo and Veracruz, the states of Tamaulipas and Queretaro, the south part of the state of Guanajuato and the northeast portion of the state of Jalisco. The cash purchase price of these acquired companies was Ps.782,559, which includes the 3.0% acquired during the first quarter of 2001 and the reserve for the acquisition of shares not yet being owned. The excess of cost over fair value of net assets acquired was Ps.315,249. Also, on September 6, 2000, the Company acquired 2.87% of the shares outstanding of certain subsidiaries of Emvasa, which represented the shares owned by the former principal shareholder and his immediate family. The cash purchase price of these shares was Ps.9,348. The excess of fair value of net assets over cost of shares acquired of Ps.22,794, is included in the Ps.315,249 amount above. Condensed consolidated audited financial information as of the date of the acquisition, expressed in Mexican pesos of purchasing power of December 31, 2001, is as follows:

                                                                   AUGUST 31,
                                                                     2000
            BALANCE SHEET:
            Current assets                                     Ps.      261,772
            Fixed assets and other assets                               910,486
            Current liabilities                                        (298,022)
            Long-term liabilities                                      (280,405)
            Minority shareholders' equity                              (117,172)
                                                               ----------------
            Majority shareholders' equity                      Ps.      476,659
                                                               ================

                                                                 EIGHT MONTHS
                                                                     ENDED
                                                                  AUGUST 31,
                                                                     2000
           STATEMENT OF INCOME:
           Revenues                                           Ps.    1,269,502
           Costs and expenses                                       (1,200,684)
           Other income (expense) - net                               (650,252)
           Taxes                                                       234,705
                                                              ----------------
           Net loss of majority interest                      Ps.     (346,729)
                                                              ================

           On December 14, 2000, the Company acquired from PCM, through Bebidas Purificadas del Noreste, S. A. de C. V. and Emvasa, the minority interest owned by PCM in Tenedora and Embotelladores Mexicanos de Pepsi-Cola, S. A. de C. V. ("Empecsa") in exchange for 47,470,002 of each of Series B, D and L shares of the Company. Such shares were contributed to a trust in order to deliver to PCM such shares in the form of CPO's. The above transaction has been accounted for as a purchase. The difference between the book value of the minority interest acquired and the market value of the shares issued has been accounted for as negative goodwill or excess of cost over fair value of net assets acquired. Such negative goodwill related to the acquisition of the minority interest in Tenedora has been recognized as other income because management considered that such subsidiary has been fully integrated into the operations of the Company. The excess of cost over fair value of net assets acquired will be amortized over a period not to exceed twenty years.

           During the second half of 2001, management of the Company, together with its legal and tax counsel, re-evaluated the sufficiency of the reserves recorded to cover probable tax contingencies identified during the acquisition process of Emvasa (see Note 14). Also, management of the Company re-evaluated the sufficiency of the reserves recorded to cover severance payments to the personnel and cost and expenses related to the sale of the real estate where the corporate offices of Emvasa were located. The above gave rise to an increase in the reserves of approximately Ps.99,000. Such increase has been accounted for as a prospective modification of the goodwill originally recognized.

           RESTRUCTURING OF OPERATIONS - During December of 2000, management of the Company initiated a restructuring program of the operations in certain of its territories. Such program's main objectives were: (i) to streamline the Company's operation as a result of the recent acquisition of Emvasa; (ii) to phase out plastic returnable bottles ("PRB") in most of the territories (including those incorporated with the acquisition of Emvasa); (iii) to continue with the commitment to increase polyethylene tereftalate ("PET") packaging in the sales mix;
           (iv) to increase utilized capacity at some of the plants and (v) to reduce personnel at the Company in activities that are redundant due to the acquisition of Emvasa. In order to accomplish the objectives mentioned above, the Company closed four plants in the first quarter of 2001, which are located in Mexico City and the states of Morelos, Veracruz and San Luis Potosi. Production of such plants was shifted to other locations. Also, the Company wrote-off the recorded value of all the plastic returnable bottles, except those needed during the phase-out period, together with their corresponding cases in all of its territories other than the city of Toluca in the state of Mexico. In addition, the Company identified machinery and equipment available for sale due to duplication of facilities arising from the acquisition of Emvasa and performed an analysis of impairment of fixed assets in all of the facilities. The restructuring charge includes Ps.547,056, net of salvage value, for the write down of assets included in property, plant and equipment as well as the write down of assets related to the bottling of the Company's products using PRB packaging. Estimated salvage values are based on estimates of the proceeds upon sale of certain of the affected assets. As of December 31, 2000, the effect of the restructuring amounts to Ps.568,980 (Ps.422,820, net of its corresponding tax effects).

           Continuing with the restructuring program that started during 2000, throughout the year 2001, certain operations were consolidated through the merger of certain of the subsidiaries (see Operations at the beginning of this Note), the continued closing of plants, the phase out of PRB bottles in the city of Toluca and the identification of additional fixed assets to be sold. An additional restructuring charge of Ps.136,866 (Ps,88,963, net of its corresponding tax effects) as a result of these efforts was recorded during the year ended December 31, 2001.

           The restructuring charges have been determined based on formal plans approved by the Company's management using the best information available at the time. The amounts the Company may ultimately incur could change as the Company integrates the acquisition of Emvasa and finishes the closure of facilities.

      CASH AND CASH EQUIVALENTS - The Company considers all highly-liquid temporary investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist primarily of bank deposits which are stated at cost plus accrued interest.

      INVENTORIES AND COST OF SALES - Inventories are valued at the lower of cost or market value. Inventories of raw materials, work in process and finished products are valued at average cost, which because of high inventory turnover approximates replacement value, or market value. Packaging, other materials and spare parts are recorded at acquisition cost and are restated by applying a factor derived from the NCPI. Cost of sales is stated at estimated replacement cost at the time of sale.

      PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are initially recorded at acquisition cost and are restated by applying a price index for their country of origin. For fixed assets of foreign origin, restated acquisition cost expressed in the currency of the country of origin is converted into Mexican pesos at the market exchange rate in effect at the balance sheet date. In accordance with the Fifth Document of Amendments to Bulletin B-10 (Modified), the acquisition costs used to restate fixed assets acquired up to December 31, 1996, were those reported at that date based on net replacement values determined by expert appraisers.

      Returnable cases and bottles, introduced to the market free of charge, are amortized over their estimated useful life of four years. Cases and bottles representing working stock in the bottling plants are restated by applying the NCPI factor. Breakage during production and distribution are charged to operations of the year.

      Depreciation is computed using the straight-line method, based on the remaining useful lives of the assets, as follows:

                                                     2000                  2001
                                                           (AVERAGE YEARS)
      Buildings                                       35                    33
      Leasehold improvements                          22                    20
      Machinery and equipment                         20                    21
      Furniture and fixtures                          10                     8
      Vehicles                                         7                     9
      Bottles and cases                                4                     4
      Refrigerated display cases                       5                     5

      Net integral cost of financing related to borrowings specifically obtained for the construction and installation of property, plant and equipment are capitalized as part of the cost of these assets. In the absence of borrowings obtained specifically for the construction or installation of property, plant and equipment, net financing costs are capitalized as part of the cost of these assets based on the weighted average financing cost rate of all debt outstanding during the construction or installation period. Net integral cost of financing capitalized is restated using the NCPI. The Company did not capitalize any financing costs during the years ended December 31, 1999, 2000 and 2001. Unamortized capitalized financing costs at December 31, 2000 and 2001, were Ps.191,971 and Ps. 171,764, respectively.

      INVESTMENTS IN ASSOCIATED COMPANIES - Investments in associated companies in which the Company has an ownership interest between 10% and 50%, but does not have effective control, are accounted for using the equity method and are included in other assets.

      EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED - Excess of cost over fair value of net assets acquired is amortized using the straight-line method over 20 years and is restated using the NCPI. In accordance with practices followed by companies listed on the Mexican Stock Exchange, beginning in 2001, management of the

      Company began to include as part of other income and expense in the accompanying statements of income the amortization of the excess of cost over fair value of net assets acquired, which was previously reported as an operating cost. Accordingly, the consolidated statements of income of prior years have been reclassified in order to be consistent with the presentation utilized in 2001.

      LABOR OBLIGATIONS - Severance payments are charged to operations when incurred. Statutory seniority premiums are determined on the basis of independent actuarial calculations using the projected unit credit method and are recognized over estimated employees' years of service. Unrecognized prior service cost is amortized over the expected remaining service period of employees, which is 18 years.

      OPERATIONS IN FOREIGN CURRENCY - Foreign currency operations are recorded at the exchange rate applicable at the transaction date. Monetary assets and liabilities denominated in foreign currency are translated into Mexican pesos at the applicable exchange rate at the balance sheet date. Exchange fluctuations are recorded in results of operations, except those amounts capitalized as a component of construction cost.

      USE OF ESTIMATES - The preparation of financial statements in accordance with accounting principles generally accepted in Mexico requires management to make estimates and assumptions which affect the amounts reported in the financial statements and the accompanying notes. Although these estimates are based on management's best knowledge of current events, actual results may differ.

      INCOME TAX, TAX ON ASSETS AND EMPLOYEE STATUTORY PROFIT-SHARING - The provisions for income tax ("IT") and employee statutory profit-sharing ("ESPS") are recorded in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred ESPS is recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities, only when it can be reasonably assumed that they will generate a liability or benefit, and there is no indication that this liability will not be paid or benefit will not be realized.

      Tax on assets paid that is expected to be recoverable is recorded as an advance payment of income tax and is presented with deferred income taxes.

      As of January 1, 2000, the Company implemented Bulletin D-4, "Accounting Treatment of Income Tax, Tax on Assets and Employee Statutory Profit-sharing" ("D-4"). The initial cumulative effect at that time was Ps.1,300,190, which is included in the accompanying financial statements in shareholders' equity.

      REVENUE RECOGNITION - Sales are recorded at the time risks and rewards related to the inventories are transferred to customers, which generally occurs when products are shipped by the Company to their customers for delivery in satisfaction of orders.

      CARRYING VALUE OF LONG-TERM ASSETS - The Company evaluates the carrying value of long-term assets based upon current and anticipated discounted cash flows, and recognizes an impairment when such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between the carrying value and the fair value.

      EARNINGS PER SHARE, PER CPO AND PER GDS - Earnings per Series B and L share is computed by dividing consolidated net income of majority interest, after reducing it for earnings attributable to preferred shares (Series D), by the weighted average number of Series B and L shares outstanding during each period. Earnings per Series D share is computed by dividing consolidated net income attributable to Series D share (up to the tenth anniversary, as defined in the Company's bylaws, the greater of 5% of the stated value of Series D shares ("fixed preference") or 145% of earnings attributable to each Series B and L shares ("premium preference"); after the tenth anniversary the greater of the fixed preference or the per share earnings available to Series B, D or L shares after paying to the Series B and L shareholders an amount equal to the fixed preference) by the weighted average number of Series D shares outstanding during each period.

2.    ACCOUNTS RECEIVABLE

                                                                                      2000               2001
      Trade                                                                     Ps.      686,075   Ps.    596,339
      Less allowance for doubtful accounts                                               (67,070)        (106,828)
                                                                                ----------------   --------------
                                                                                         619,005          489,511
      Due from Pepsi-Cola Mexicana, S. A. de C. V. (1)                                    82,650           25,502
      Due from affiliates                                                                 47,560           65,924
      Recoverable taxes                                                                  172,131          311,267
      Other                                                                               92,701           88,556
                                                                                ----------------   --------------
                                                                                Ps.    1,014,047   Ps.    980,760
                                                                                ================   ==============

----------
(1)   A subsidiary of PepsiCo, a shareholder of Pepsi-Gemex.


3.    INVENTORIES

                                                                                      2000               2001
      Finished products                                                         Ps.      185,119   Ps.    158,069
      Raw materials (1)                                                                  725,741          453,251
      Packaging materials and spare parts                                                 98,031           69,959
      Other                                                                               48,043           54,580
                                                                                ----------------   --------------
                                                                                Ps.    1,056,934   Ps.    735,859
                                                                                ================   ==============

----------
(1) Includes advances to affiliated companies, that are either wholly-owned or controlled by the Company's largest shareholder, at December 31, 2000 of Ps.510,231 (See note 11).


4.    PROPERTY, PLANT AND EQUIPMENT

                                                                                      2000               2001
      Land                                                                      Ps.      996,541   Ps.    952,893
      Buildings                                                                        1,923,318        1,951,279
      Leasehold improvements                                                             178,947          309,863
      Machinery and equipment                                                          3,280,655        2,960,062
      Furniture and fixtures                                                             201,134          260,712
      Vehicles                                                                         2,140,777        2,241,825
      Bottles and cases                                                                  461,617          433,026
      Refrigerated display cases                                                         915,561          941,901
                                                                                ----------------   --------------
                                                                                      10,098,550       10,051,561
      Less accumulated depreciation                                                    3,425,529        3,646,503
                                                                                ----------------   --------------
                                                                                       6,673,021        6,405,058
      Machinery and equipment available for sale (see Note 1)                            292,320          314,225
      Construction in progress                                                           297,106          406,607
                                                                                ----------------   --------------
                                                                                Ps.    7,262,447   Ps.  7,125,890
                                                                                ================   ==============

5.    OTHER ASSETS

                                                                                      2000               2001
      Investments in associated companies                                       Ps.       62,003   Ps.     62,485
      Intangible assets from labor obligations upon retirement                            39,844           60,795
      Other                                                                              319,496          201,290
                                                                                ----------------   --------------
                                                                                Ps.      421,343   Ps.    324,570
                                                                                ================   ==============

6.    NOTES PAYABLE

                                                                                    2000                 2001
      U.S. dollar-denominated:

         Unsecured lines of credit with Mexican banks at variable interest rates
         (8.34% and 3.46% weighted average interest rate at December
         31, 2000 and 2001, respectively)                                       Ps.  499,339         Ps. 139,984

         Unsecured loans from a foreign bank, bearing interest at a rate equivalent to LIBOR plus 150 and 165 basis points, respectively, (7.90%
         and 3.53% weighted average interest rate at December 31, 2000
         and 2001, respectively).                                                    100,746             141,980

      Mexican peso-denominated:

         Unsecured line of credit with a Mexican Bank, at an interest rate
         of 8.50% at December 31 2001.                                                    --              65,000

         Unsecured loans with a Mexican bank payable at the equivalent of
         Mexican pesos of the investment units borrowed ("UDIS", an investment unit adjusted for inflation in Mexico) bearing interest at a variable rate (9.69% weighted average interest rate at December 31, 2000).
                                                                                     279,669                  --
                                                                                ------------         -----------
                                                                                Ps.  879,754         Ps. 346,964
                                                                                ============         ===========

      The Company also has available line of credit arrangements with an aggregate borrowing capacity of Ps.366,400. However there can be no assurance that the Company will have available sources of borrowings at the maturity dates of existing debt.


7.    LONG-TERM DEBT AND OTHER NON-CURRENT LIABILITIES

                                                                                         2000               2001
      U.S. dollar-denominated:

         U.S. $160 million guaranteed senior notes due 2004                        Ps. 1,611,936       Ps. 1,465,600

         U.S. $150 million guaranteed syndicated loan due 2003                         1,511,190           1,374,000

         Loans from foreign banks for acquisition of machinery and equipment at a variable interest rate of LIBOR plus 130 basis points (7.44% and
         6.26% at December 31, 2000 and 2001, respectively) with maturities from
         2003 to 2007, collateralized by assets with a net book value of
         Ps.112,178 and Ps.102,963 at December 31, 2000 and 2001, respectively            93,394             126,308

         Loan from Mexican bank for the acquisition of vehicles at a variable interest rate of LIBOR plus 368 basis points (9.72% and 5.56% at
         December 31, 2000 and 2001, respectively), maturing in 2006                      14,308              10,531

         Other loans from foreign banks for acquisition of machinery and equipment at 6.0% fixed interest rate, collateralized by assets with
         a net book value of Ps.7,881 at December 31, 2000                                12,046                  --
                                                                                   -------------       -------------

                                                                                       3,242,874           2,976,439
         Less current portion of long-term debt                                           36,803              29,946
                                                                                   -------------       -------------
         Long-term debt                                                                3,206,071           2,946,493
         Statutory seniority premium (Note 8)                                            128,030             189,981
         Long-term debt and other non-current liabilities
                                                                                   Ps. 3,334,101       Ps. 3,136,474
                                                                                   =============       =============

      a. Annual maturities of long-term debt at December 31, 2001, are as follows:

                  YEAR                                              AMOUNT
                  2003                                        Ps.   1,403,946
                  2004                                              1,491,478
                  2005                                                 25,878
                  2006                                                 18,015
                  2007                                                  7,176
                                                              ---------------
                                                              Ps.   2,946,493
                                                              ===============

      b. On April 4, 1997, Pepsi-Gemex issued U.S.$160 million of 9.75% guaranteed senior notes (the "Guaranteed Notes") maturing in March 2004. Interest on the Guaranteed Notes is payable semiannually on March 30 and September 30 of each year. The Guaranteed Notes are guaranteed by all of Pepsi-Gemex's subsidiaries (the "Guarantors") except Bebidas Purificadas del Noreste, S. A. de C. V. and its subsidiaries through which the Company owns Tenedora and the Northeast Bottling Group. The Guaranteed Notes contain limitations that could restrict the payment of dividends and other payments, as well as restrict the ability of the Company to incur additional indebtedness, incur liens, issue loan guarantees, and sell fixed assets and investments in shares of subsidiaries if certain financial tests are not met.

      c. On September 1, 2000, Pepsi-Gemex entered into a syndicated loan agreement for an aggregate amount of U.S.$150 million (the "Syndicated Loan") maturing on February 28, 2002, which proceeds were used to pay for the purchase of Emvasa and to refinance existing indebtedness. Interest on the Syndicated Loan is payable utilizing a LIBOR rate, at the election of the Company, corresponding to periods ranging from one week and up to six months plus 175 basis points. Interest is payable at the end of the LIBOR interest period chosen by Pepsi-Gemex, or in the case of a six-month interest period, at three-month intervals. The Syndicated Loan is guaranteed by all of Pepsi-Gemex's material subsidiaries, as defined in the agreement (the "Subsidiary Guarantors"). The Company has the right to prepay the loans in whole or in part. The Syndicated Loan contains limitations that could restrict the payment of dividends and other payments, as well as restrict the ability of the Company to incur additional indebtedness, incur liens, issue loan guarantees, wind up, liquidate, merge or dissolve, sell fixed assets or make investments in shares of subsidiaries if certain financial tests are not met.

      d. On December 21, 2001, Pepsi-Gemex renewed the syndicated loan agreement for an aggregate amount of U.S. $150 million (the "Renewed Syndicated Loan") maturing on December 21, 2003. Interest on the Renewed Syndicated Loan is payable utilizing a LIBOR rate, at the election of the company, corresponding to periods ranging from one week and up to six months plus 162.5 basis points. Interest is payable at the end of the LIBOR interest period chosen by Pepsi-Gemex, or in the case of a six-month interest period, at three-month intervals. The Company has the right to prepay the loans in whole or in part. The limitations on certain operations agreed to in the initial Syndicated Loan were not modified. The Renewed Syndicated Loan has been irrevocably and unconditionally guaranteed by the following subsidiaries: Embotelladora Metropolitana, S. A. de
            C. V., Purificadora de Agua Los Reyes, S. A. de C. V., Industria de Refrescos del Noreste, S. A. de C. V. y Bebidas Purificadas del Sureste, S. A. de C. V. Additionally, the agreement establishes that any subsidiary representing more than 5% of annual consolidated revenues must guarantee the Renewed Syndicated Loan.

      Management believes the Company was in compliance with the covenants of its loan agreements at December 31, 2001. Also, under the most restrictive of the above limitations, Ps.1,099,620 was available at December 31, 2001 to pay dividends.

8.    STATUTORY SENIORITY PREMIUMS AND PENSION PLAN

      At December 31, 2000 and 2001, the liability for seniority premiums, included in long-term debt and other noncurrent liabilities, is Ps.128,030 and Ps.189,981, respectively. Net periodic cost was Ps.10,545, Ps.32,367 and Ps.38,293, for the years ended December 31, 1999, 2000 and 2001, respectively. Since other disclosures required by Mexican GAAP are not material to the consolidated financial statements, they are not included herein.

      During 2001, the Compensation Committee of the Company approved the adoption of a pension plan for certain of its executives; this pension plan was then ratified by the Board of Directors. The pension plan provides for defined benefits, in excess of those granted by the Mexican Social Security Institute, to the retirees or their beneficiaries. The employees are eligible for benefits if they meet certain age and years of service with the Company and are given credit for years of service prior to adoption of the pension plan. Pursuant to the bylaws of the pension plan, the pension plan will become effective January 1, 2002, subject to the filing of a notice of adoption and approval by the Ministry of Finance and Public Credit of the deductibility for income tax purposes of cash contributions to be made to the trust fund set up to manage pension plan Assets. The notice before the Ministry of Finance and Public Credit was filed on April 23, 2002.


9.    SHAREHOLDERS' EQUITY

      a. At December 31, 2000 and 2001 majority shareholders' equity at historical and restated values consists of the following:

                                                                                       2000
                                                                  HISTORICAL          RESTATED              TOTAL
            Capital stock                                       Ps.    166,761     Ps.    711,458     Ps.    878,219
            Additional paid-in capital                               2,064,240          2,734,456          4,798,696
            Retained earnings and reserves                           1,061,512          1,882,026          2,943,538
            Cumulative effect of deferred income tax and
               employee statutory profit-sharing                    (1,142,981)          (157,209)        (1,300,190)
            Deficiency in restated shareholders' equity                     --         (2,353,371)        (2,353,371)
                                                                --------------     --------------     --------------
                                                                Ps.  2,149,532     Ps.  2,817,360     Ps.  4,966,892
                                                                ==============     ==============     ==============

                                                                                       2001
                                                                  HISTORICAL          RESTATED              TOTAL
            Capital stock                                       Ps.    167,510     Ps.    711,423     Ps.    878,933
            Additional paid-in capital                               1,817,240          2,734,594          4,551,834
            Retained earnings and reserves                           1,675,794          1,811,977          3,557,771
            Cumulative effect of deferred income tax and
               employee statutory profit-sharing                    (1,142,981)          (157,209)        (1,300,190)
            Adjustment to shareholders' equity from labor
               obligations upon retirement                             (43,403)                --            (43,403)
            Deficiency in restated shareholders' equity                     --         (2,978,583)        (2,978,583)
                                                                --------------     --------------     --------------
                                                                Ps.  2,474,160     Ps.  2,192,202     Ps.  4,666,362
                                                                ==============     ==============     ==============


            At December 31, 2000 and 2001 the number of shares of capital stock consists of the following:

                                                                            2000
            SERIES                               B                   D                   L                TOTAL
            Authorized                       804,969,954         410,337,945         410,337,945      1,625,645,844
            Unissued                         (18,950,264)        (18,950,264)        (18,950,264)       (56,850,792)
                                         ---------------     ---------------    ----------------    ---------------
            Total shares issued              786,019,690         391,387,681         391,387,681      1,568,795,052
                                         ===============     ===============    ================    ===============

            CPO's issued                     391,387,681         391,387,681         391,387,681      1,174,163,043
            Series B issued                  394,632,009            -                   -               394,632,009
            Repurchased shares               (29,990,673)        (18,818,673)        (18,818,673)       (67,628,019)
                                         ---------------     ---------------    ----------------    ---------------
            Total outstanding shares         756,029,017         372,569,008         372,569,008      1,501,167,033
                                         ===============     ===============    ================    ===============

                                                                            2001
            SERIES                               B                   D                   L                TOTAL
            Authorized                       794,342,786         399,710,777         399,710,777      1,593,764,340
            Unissued                          (8,323,096)         (8,323,096)         (8,323,096)       (24,969,288)
                                         ---------------     ---------------    ----------------    ---------------
            Total shares issued              786,019,690         391,387,681         391,387,681      1,568,795,052
                                         ===============     ===============    ================    ===============

            CPO's issued                     391,387,681         391,387,681         391,387,681      1,174,163,043
            Series B issued                  394,632,009            -                   -               394,632,009
            Repurchased shares               (27,848,673)        (16,676,673)        (16,676,673)       (61,202,019)
                                         ---------------     ---------------    ----------------    ---------------
            Total outstanding shares         758,171,017         374,711,008         374,711,008      1,507,593,033
                                         ===============     ===============    ================    ===============

      1. Series B shares (common, ordinary voting stock) must represent a minimum of 50% plus one share of the Company's total outstanding capital stock and may never be less than the sum of the outstanding Series D and Series L shares. Series B shares may be acquired by Mexican and foreign citizens and by Mexican and foreign enterprises under the terms provided for in Mexican foreign investment legislation.

      2. Series D shares (limited voting cumulative preferred stock) may not represent more than 25% less one voting share of the Company's outstanding capital stock. Series D shares may be acquired by Mexican and foreign citizens and by Mexican and foreign enterprises.

      3. Series L shares (limited voting stock) may not represent more than 25% of the Company's outstanding capital stock and can be acquired by Mexican and foreign citizens and by Mexican and foreign enterprises.

      The CPO's are certificates of ordinary participation. Each CPO represents one Series B share, one Series D share and one Series L share.

      Under Pepsi-Gemex bylaws and Mexican law, our annual net earnings, according to our annual financial statements, are applied as follows:

      - First, an amount equivalent to at least 5% of net earnings is segregated to build a legal reserve until such reserve is equal to 20% of our capital stock. Pepsi-Gemex commenced accumulation of this reserve in 1992 by applying 5% of our net earnings for the year ended December 31, 1991. As of December 31, 2001, Ps.175.4 million remained to be allocated to this reserve.

      - Second, the holders of B Shares may allocate a percentage of net profits determined at the annual meeting of shareholders to any special reserve, including a reserve for open-market purchases of our outstanding shares of capital stock. From 1992 through 2001, our shareholders approved a reserve in the total amount of Ps.870.0 million (nominal).

      - Third, net profits are allocated as determined by the holders of B Shares and may be distributed as dividends, subject to the restrictions referred to above and to the following rights and preferences:

            - During the ten-year term following the date of issuance of the D Shares, the holders of the D Shares are entitled to the following rights, in accordance with Article 113 of the General Law of Commercial Corporations:

                  - Dividends to the holders of the B and L Shares cannot be paid unless the holders of the D Shares have previously received a dividend of Ps.0.00555555555 per share per annum (the "minimum cumulative dividend"), equivalent to five percent of the nominal value of the D Shares, or Ps.0.11111111111 per share. If dividends are not paid in any fiscal year, or if they are less than the mentioned amount, such dividend or the unpaid balance must be accumulated and shall be paid with the preference described herein.

                  - Once the minimum cumulative dividend is paid to the holders of the D Shares, the shareholders may declare the payment of additional dividends on a pro rata basis, however, the holders of the D Shares shall have the right to receive a dividend in the amount of the dividend paid to holders of the B and L Shares, multiplied by 145% (deducting, for purposes of determining such dividend, the amount that corresponds to the minimum cumulative dividend).

            - At the end of the ten-year term, the holders of the shares will have the following rights:

                  A. holders of D Shares will be entitled to receive any unpaid portion of the minimum cumulative dividend;

                  B. once the minimum cumulative dividend has been paid to the holders of the D Shares, the shareholders may declare the payment of additional dividends, in which case the holders of the B and L Shares will receive the same amount that the holders of the D Shares received as a minimum cumulative dividend up to the amount such that all shareholders will have received the same amount once those dividends are paid; and

                  C. once the dividends referred to in clause B above are paid, the shareholders may declare additional dividends on a pro rata basis.

            In the event of liquidation of Pepsi-Gemex, holders of Series D shares will be entitled to a liquidation preference (the "Liquidation Preference") equal to (i) the accrued but unpaid Minimum Cumulative Dividend and (ii) 5% of the stated value of Series D share. Following payment of the Liquidation Preference, holders of Series B and L shares will be entitled to receive, if available, an amount equal to the Liquidation Preference per Series D share. Following payment in full at an amount equal to the Liquidation Preference per Series D share, Series B, Series L and Series D share will share equally, on a per share basis, in any remaining amounts payable.

      b. In February 1999, Pepsi-Gemex adopted a revised executive stock ownership program that provides options to purchase its Series T Shares to its officers and employees. This program replaced the program that had previously been in place prior to 1996. Under the program, the officers and employees have the right to receive, based on their position in the company, the amount of T Shares specified in the program for that position, on a yearly basis, or in the case of the Chairman of the Board and the Chief Operating Officer, every two years. Only individuals who are currently employed by the Company can hold the T Shares. The program contemplates the grant of options after May 1 of each year. Under the program, the exercise price is determined by reference to the closing price of the CPOs on the Mexican Stock Exchange on the last trading day prior to May 1 of each year of the grant. The issuance of the options to be granted each year is subject to the final approval of the Compensation Committee of the Board of Directors ("Compensation Committee").

            Holders of T Shares will be entitled, for every three T Shares held, to receive dividends and distributions equal to those paid by Pepsi-Gemex in respect of one B Share, one L Share and one D Share. Additionally, holders of T Shares will be entitled to convert T Shares into B Shares, L Shares and D Shares at a rate of one B Share, one L Share and one D Share, that is, one CPO, for every three T Shares converted. The holder of the T Shares must request conversion into Series B, D and L shares and in turn, into CPOs within 180 days of the delivery of the T Shares, or within such other period as our Compensation Committee may determine. T Shares have no voting rights and do not constitute capital of Pepsi-Gemex. Pepsi-Gemex has authorized 25,500,000 T Shares which have been reserved for issuance under the revised option program of which 530,712 have been converted into 176,904 B shares, 176904 D shares and 176,904 L shares.

            Activity for options of the T Shares during each of the years in the three-year period ended December 31, 2001, is as follows:

                                                               1999          2000          2001
                                                                        (In thousands)
            Outstanding at the beginning of the year          12,686        16,006        23,054

            Granted                                            3,320         7,048            --
            Exercised                                             --            --            --
            Forfeited                                             --            --            --
                                                              ------        ------        ------

            Outstanding at the end of the year                16,006        23,054        23,054
                                                              ======        ======        ======

            Weighted average remaining life (in years)          7.10          7.59          6.59
                                                              ======        ======        ======

            Exercisable at the end of the year                 4,963         6,382        12,686
                                                              ======        ======        ======

            Weighted average remaining life (in years)           6.3           5.5           5.4
                                                              ======        ======        ======


            Options granted during the years ended December 31, 1999 and 2000 have an exercise price per T share of Ps.5.38 and Ps.2.65 (nominal pesos), respectively. The weighted average exercise price of options outstanding at December 31, 1999, 2000 and 2001 was Ps.5.23, Ps.4.44 and Ps.4.44 (nominal pesos), respectively. The weighted average exercise price of options exercisable at December 31, 2001 was Ps.5.19 (nominal pesos), respectively.

      c. At the Shareholders' Ordinary and Extraordinary General Meetings of April 27, 2000, the following resolutions were adopted: (i) to cancel 24,969,288 shares which were deposited in treasury; (ii) to increase capital share by 216,000,000 shares in the manner decided by the Board of Directors or the executive committee through the issuance of 72,000,000 of each of the Series B, D and L shares;
            (iii) to increase of the legal reserve in the amount of Ps.36,167.9 (nominal) and; (iv) to rescind the previous authorization to issue Series B, D, and L shares, other than the 8,323,096 of each that were subject to conversion pursuant to the Revised Option Plan to the extent such shares are not issued and paid for before March 31, 2001.

      d. At the Shareholders' General Ordinary Meeting of April 30, 2001, the following resolutions were adopted: (i) to increase the legal reserve in the amount of Ps.24,693.05 (nominal); (ii) to record a special reserve of Ps.7.19 for the payment of the purchase price of the shares of Emvasa not yet owned by the Company and (iii) to maintain the reserve for the acquisition of Pepsi-Gemex own shares in the amount of Ps.870,000.

      e. At the shareholders' General Ordinary Meeting of December 20, 2001, the application of Ps.246,930.5 from retained earnings to pay dividends within the first six months of 2002 as follows was approved: (i) payment to holders of Series D shares the amount of Ps.0.2203736309 for each of the 374,711,008 outstanding Series D shares, this amount includes the preferred dividend corresponding to each share; (ii) payment to holders of Series B shares the amount of Ps.0.145075187 for each of the 758,171,017 outstanding Series B shares; (iii) payment to holders of Series L shares the amount of Ps.0.145075187 for each of the 374,711,008 outstanding Series L Shares; (iv) holders of CPO's issued based on one Series B share, one Series D share and one Series L share, would receive Ps.0.510526682 for each of the CPO's, this amount includes preferred dividend of Series D shares as well as Series B and Series L shares dividend included in the own CPO's.

      f. Reserves include a legal reserve and a reserve for the repurchase of capital stock. At December 31, 2001, the Company had repurchased 61,202,019 shares that represented 3.90% of total shares issued. The repurchased shares have been deducted from capital stock outstanding. Reserves at December 31, 2001, include a legal reserve of Ps.175,351(nominal), which may not be used to pay dividends. Under Mexican law, this reserve must be increased by 5% of annual net income until it represents 20% of capital stock.

      g. As of December 31, 2001, retained earnings and the deficiency in restated shareholders' equity include Ps.2,492,757 of retained earnings that have not been distributed by the subsidiaries and associates of the Company.

      h. Net comprehensive (loss) income presented in the accompanying consolidated statements of changes in shareholders' equity represents the Company's total activity during each year, and includes the net income of the year, plus other comprehensive items of the same period, which, in accordance with accounting principles generally accepted in Mexico, are presented directly in shareholders' equity without affecting the statement of income. In 2000 and 2001, the other comprehensive (loss) income items consist of deficiency in restated shareholders' equity. Furthermore, in 2000 and 2001 net comprehensive (loss) income includes the cumulative effect of deferred income tax and the adjustment to shareholders' equity from labor obligations upon retirement, respectively.

      i. Shareholders' equity, except restated paid-in capital and tax retained earnings, will be subject to a 35% dividend tax, payable by the Company, in the event of distribution. Beginning January 1, 2003, such rate will be reduced by one percentage point each year until reaching 32% in 2005. Any income tax paid on such distribution may be credited against future income tax payable by the Company in the three fiscal years following such payment.

            Tax balances of shareholders' equity accounts as of December 31, 2001, are as follows:

            Tax restated paid-in capital                         Ps.   5,416,516
            Consolidated tax retained earnings                           258,177
            Consolidated reinvested tax retained earnings                -
                                                                 ---------------
            Total                                                Ps.   5,674,693
                                                                 ===============

10.   FOREIGN CURRENCY BALANCES AND TRANSACTIONS

      a. Monetary position in U.S. dollars at December 31, 2000 and 2001 is as follows:

                                                         2000                                  2001
                                           (THOUSANDS OF       MEXICAN PESO      (THOUSANDS OF      MEXICAN PESO
                                           U. S. DOLLARS)       EQUIVALENT        U.S. DOLLARS)      EQUIVALENT
            Assets:
               Current                     $        1,075   Ps.         10,831   $        3,320   Ps.         30,411
                                           --------------   ------------------   --------------   ------------------
            Liabilities:
               Current                            (63,217)            (636,888)         (34,050)            (311,893)
               Long-term                         (318,227)          (3,206,012)        (321,669)          (2,946,493)
                                           --------------   ------------------   ---------------  -------------------
            Total liabilities                    (381,444)          (3,842,900)        (355,719)          (3,258,386)
                                           --------------   ------------------   --------------   ------------------

            Position-short                 $     (380,369)  Ps.     (3,832,069)  $     (352,399)  Ps.     (3,227,975)
                                           ==============   ==================   ==============   ==================

      b. At December 31, 2001, the Company had machinery and equipment of foreign origin with an aggregate net book value as follows:

                                                 FOREIGN         MEXICAN PESO
                                                 CURRENCY         EQUIVALENT
            U.S. dollars                           73,825        Ps. 676,237
            Canadian dollars                       32,423            197,681
            Deutsche marks                         35,697            147,955
            French francs                         327,917            405,262

      c.    Foreign currency denominated transactions were as follows:

                                                        2000                                  2001
                                          (THOUSANDS OF      MEXICAN PESO       (THOUSANDS OF      MEXICAN PESO
                                          U. S. DOLLARS)      EQUIVALENT        U.S. DOLLARS)       EQUIVALENT
            Interest expense                 $ 31,872         Ps. 321,096         $ 30,196         Ps. 292,410
            Interest income                        93                 934                3                  29
            Resin purchases                    61,830             611,544           71,410             664,625
            Fixed asset sales                   1,287              12,966               --                  --
            Fixed asset purchases               7,411              73,024           13,065             118,404
            Rent expense                       29,491             297,111           22,170             213,961

      d. Exchange rates quoted at December 31, 2000 and 2001 and on February 26, 2002 were. Ps.9.65, Ps.9.16 and Ps.9.08 (historical values) per U.S. $1.00, respectively


11.   TRANSACTIONS WITH RELATED PARTIES

            The Company engages in transactions with affiliated companies that are either wholly owned or controlled by the Company's largest shareholder or members of his family. In addition, the Company purchases concentrate from PCM, who together with its affiliates, constitutes the Company's second largest shareholder. According to the Company's bylaws, such transactions must be approved by a committee of the Board of Directors constituted specifically for the purpose of reviewing transactions between the Company and affiliates. The committee is responsible to determine that affiliate transactions are on terms comparable to terms at which unrelated parties would consummate such transactions.

            Transactions with related parties, carried out in the ordinary course of business, were as follows:

                                                              1999               2000                2001
            Sugar purchases (1)                          Ps. 721,492      Ps.   798,160      Ps.   944,584
            Concentrate purchases                            883,515          1,052,217          1,230,220
            Administrative services expense                    7,317              6,100              4,704
            Purchase of fixed assets                          17,335            105,789             59,905


----------
(1) In September 2001, the Federal Government expropriated the sugar mills owned by the principal shareholder of the Company, which was then a supplier to the Company, Beginning September 2001 the Company purchases this raw material from non-related parties.


12. INCOME TAX, TAX ON ASSETS, EMPLOYEE STATUTORY PROFIT-SHARING AND SUBSEQUENT EVENT - 2002 TAX REFORM

      Pepsi-Gemex and its subsidiaries, with the exception of Emvasa and its subsidiaries, file consolidated income tax and tax on assets returns in the proportion in which Pepsi-Gemex owns the voting stock of its subsidiaries at the balance sheet date. Emvasa and its subsidiaries file a separate consolidated income tax and tax on assets returns in the proportion in which Emvasa owns the voting stock of its subsidiaries at the balance sheet date. Beginning January 1, 2002, the proportion will be calculated based on the daily average equity maintained by Pepsi-Gemex and Emvasa of its subsidiaries during the year, and the tax results of the subsidiaries are consolidated at 60% of such proportion. Prepayments of income tax and tax on assets of both the holding company and its subsidiaries are made as if the holding company did not file a consolidated tax return.

      a. The provisions for income tax, tax on assets and employee statutory profit-sharing are as follows:

                                                                           YEAR ENDED DECEMBER 31,
                                                                 1999                2000               2001
         Income taxes:
           Current                                           Ps.    263,610     Ps.     73,018     Ps.    149,121
           Deferred                                                    (615)          (247,437)            79,725
         Tax on assets                                               75,233            -
                                                             --------------     --------------     --------------
                                                             Ps.    338,228     Ps.   (174,419)    Ps.    228,846
                                                             ==============     ==============     ==============

                                                                           YEAR ENDED DECEMBER 31,
                                                                 1999                2000               2001
         Employee statutory profit-sharing:
           Current                                           Ps.      3,414     Ps.      6,097     Ps.      5,878
           Deferred                                                       1             58,874            (10,725)
                                                             --------------     --------------     --------------
                                                             Ps.      3,415     Ps.     64,971     Ps.     (4,847)
                                                             ==============     ==============     ==============

      b. The Mexican income tax rate is 35%. Beginning January 1, 2003, such rate will be reduced by one percentage point each year until reaching 32% in 2005. Reconciliation of the statutory income tax rate and effective rate as a percentage of income before provisions for the year ended December 31, 2000 and 2001 is:

               Statutory Tax Rate                                                     35.0%            35.0%

               Carryforward of tax losses for which no deferred tax
                  assets were previously recorded                                    (27.6%)             --
               Effect arising from assessment of realization of carryforward
                  tax losses in future years                                         (56.0%)           (8.5%)
               Effects of inflation                                                   (9.1%)            2.4%
               Effect arising from assessment of realization of tax benefits
                  in future years from tax on assets                                    --             (7.9%)
               Other permanent differences                                            14.8%             6.9%
                                                                                 ----------         --------

               Effective rate                                                        (42.9%)           27.9%
                                                                                 ==========         ========

      c. SUBSEQUENT EVENT - Changes to the income tax law were enacted by the Mexican government on January 1, 2002, included the following:

            - In addition to the reduction in the income tax rate and the new procedure to determine the proportion in which the holding company owns the shares of its subsidiaries, as mentioned in preceding paragraph, the Company no longer has the option of deferring the payment of 5% of taxable income until distribution of related profits.

            - Any income tax paid on distributed dividends may be credited against future income tax payable by the Company in the three fiscal years following such payment.

            - The obligation to withhold income tax for dividends paid to individuals or nonresidents is eliminated.

            - Profit-sharing paid is no longer deductible against income taxes.

            The effects of these changes on the calculation of deferred taxes must be recorded as of January 1, 2002, using the tax rate applicable when the temporary differences are expected to reverse. The Company has not fully quantified the net effect derived from these changes.

      d. At December 31, the main items comprising the balance of deferred income tax and employee statutory profit-sharing are as follows:

                                                                                     2000               2001
         Deferred income tax liabilities:
             Property, plant and equipment                                      Ps.    721,288     Ps.    783,995
             Inventories                                                               377,176            348,833
             Other                                                                      55,049             45,871
                                                                                --------------     --------------
             Total                                                                   1,153,513          1,178,699
                                                                                --------------     --------------

         Deferred income tax assets:
             Tax inventory from 1986 (or 1988)                                         (33,193)           (24,937)
             Allowance for doubtful accounts                                           (26,090)           (37,390)
             Effect of tax loss carryforwards                                         (252,623)          (115,941)
             Effect of recoverable tax on assets                                        -                (122,906)
             Other                                                                     (57,008)          (104,973)
                                                                                --------------     --------------
             Total                                                                    (368,914)          (406,147)
                                                                                --------------     --------------
         Net non-current liability                                                     784,599            772,552
                                                                                --------------     --------------

                                                                                     2000               2001
         Deferred employee statutory profit-sharing liabilities:
             Property, plant and equipment                                      Ps.    100,263     Ps.     69,101
             Inventories                                                                64,016             76,446
             Other                                                                      10,922             16,420
                                                                                --------------     --------------
             Total                                                                     175,201            161,967
                                                                                --------------     --------------

         Deferred employee statutory profit sharing assets:
             Tax inventory from 1986 (or 1988)                                          (9,292)            (6,674)
             Allowance for doubtful accounts                                            (7,090)            (3,895)
             Effect of tax loss carryforwards                                          -                   (8,144)
             Other                                                                     (15,229)           (16,649)
                                                                                --------------     --------------
             Total                                                                     (31,611)            35,362
                                                                                --------------     --------------
         Net non-current liability                                                     143,590            126,605
                                                                                --------------     --------------

             Total                                                              Ps.    928,189.    Ps.    899,157
                                                                                ===============    ==============

      e. Due to an improvement in the circumstances used to assess the recovery of tax on assets paid and the benefits from tax loss carryforwards, in 2001 Ps.122,906 of allowance for recoverable tax on assets was cancelled and credited to results.

      f. Tax on assets for which the prepaid income tax expense has been recognized can be recovered subject to certain conditions. Restated amounts as of December 31, 2001 and expiration dates are as follows:

              YEAR OF
            EXPIRATION                                         TAX ON ASSETS
               2004                                           Ps.      4,167
               2006                                                    3,915
               2008                                                    4,913
               2009                                                   36,538
               2010                                                   62,845
               2011                                                   10,528
                                                              --------------
                                                              Ps.    122,906
                                                              ==============

         Also, certain subsidiaries have restated tax losses originated before tax consolidation which may only be used to offset income generated by such subsidiaries. Expiration dates and restated amounts are as follows:

                                                                             TAX
             YEAR OF                                              LOSS
           EXPIRATION                                         CARRYFORWARDS
              2007                                           Ps.     29,220
              2008                                                  121,907
              2009                                                   32,508
              2010                                                   38,069
              2011                                                   32,112
                                                             --------------
                                                             Ps.    253,816
                                                             ==============

            As of December 31, 2001, certain subsidiaries have carryforward tax losses of Ps.77,445, that originated after the tax consolidation, which may only be used to offset income generated by such subsidiaries.

      g. For the year ended December 31, 1999, the Company amortized carryforward tax losses that resulted in a benefit of Ps.257,983, which is reflected as an extraordinary gain in the consolidated statement of income.

      h. For the year ended December 31, 2001 the change in deficiency in restated shareholders' equity, as shown in the consolidated statement of changes in shareholders' equity, is presented net of the effect of Ps.39,119 for the related deferred income tax.


13.   FINANCIAL INSTRUMENTS

      The estimated fair value amounts presented below have been determined by using available market information or other valuation methodologies that require considerable judgment in interpreting market values and estimates. Consequently, the estimates presented are not necessarily indicative of the amounts the Company could realize in the market. The use of different assumptions in market values and other valuation methodologies may have a material effect on the fair values. Except for that presented in the following table, the book value of the Company's financial instruments approximates fair value, given the short-term period for settlement or payment.

                                                           DECEMBER 31,
                                      --------------------------------------------------------
                                               2000                         2001
                                      ---------------------------      -------------------------
                                      RECORDED         ESTIMATED       RECORDED        ESTIMATED
                                      VALUE            FAIR VALUE      VALUE           FAIR VALUE
Long-term debt -- variable
 interest rates                       Ps. 1,630,938    Ps. 1,630,938   Ps. 1,510,839   Ps.1,510,839
Long-term debt -- fixed
 interest rates                           1,611,936        1,699,077       1,465,600      1,506,626
                                       ------------    -------------   -------------   ------------
                                      Ps. 3,242,874    Ps. 3,330,015   Ps. 2,976,439   Ps. 3,017,465
                                      ==============   =============   =============   =============

14.   COMMITMENTS AND CONTINGENCIES

      a. The Company leases certain facilities, which include bottling plants, warehouses, distribution centers and office space. In addition, the Company leases 1,439 trucks, 67,504 in-store refrigerated displays cases and other machinery and equipment. The leases are primarily operating leases and are primarily payable in U.S. dollars.

            At December 31, 2001, future minimum commitments under operating leases are as follows:

                      YEAR ENDING
                      DECEMBER 31,                       AMOUNT
                          2002                         $ 151,042
                          2003                            79,400
                          2004                            16,800
                          2005                             9,258

            For the years ended December 31, 1999, 2000 and 2001, rent and lease expenses charged to operations were Ps.337,253, Ps.297,111 and $213,961, respectively.

      b. The Ministry of Finance and Public Credit has asserted that the interest payments made on the Guaranteed Notes are not eligible for reduced withholding levels under Mexico's reduced withholding rate rule based on Pepsi-Gemex's failure to make, on a timely basis, certain filings containing information relating to the issuance of the Guaranteed Notes. Pepsi-Gemex has since filed all of the required information and, accordingly, expects interest payments on the Guaranteed Notes will qualify for the reduced rate rule. The Ministry of Finance's initial assertion with respect to the September 30, 1997 interest payment only, was confirmed by the Mexican tax court. As a result, the Company is currently contesting the position of the Ministry of Finance in Mexican Federal Court. The Ministry of Finance and Public Credit is seeking approximately Ps.28.0 million (including interest but not including penalties) in respect of the September 30, 1997 initial interest payment. In 2002, the Ministry of Finance notified the Company that it was also seeking approximately Ps.120.0 million (including interest but not including penalties) in respect of interest payments made between March 30, 1998 and September 30, 2001. Although the Company has not received a notice relating to the remaining payments to be made between 2002 and 2004, the Company estimates the imposition of the higher withholding rate would result in an incremental obligation of approximately Ps.62.0 million (excluding interest and penalties) (above the amount that would be required at the reduced withholding rate). As a result of the Mexican Tax court ruling described above, Pepsi-Gemex has recorded a reserve on its balance sheet of Ps.28 million relating to its potential liability in this matter. However, based on the advice of outside tax counsel, the Company does not believe that the ultimate resolution of this dispute will have a material adverse effect on its results of operations of financial condition. However, it cannot assure that the ultimate extent of its liability for withholding obligations or associated penalties or interest will not significantly exceed its expectations or that the ultimate resolution of this dispute will not materially and adversely affect its results of operations or financial position.


      c. In connection with the acquisition of the Northeast Bottling Group, a company owned by Pepsi-Gemex acquired all of the outstanding indebtedness of the companies comprising the Northeast Bottling Group. Included in this indebtedness was a promissory note that had been assigned to Sharp Capital Inc., an investment advisory firm, and a related arbitration award in favor of Sharp Capital, Inc, and against the companies in the Northeast Bottling Group. The note and arbitration award were acquired by a subsidiary of Pepsi-Gemex for value in September 1998 in a transaction notarized in Mexico. Subsequent to our subsidiary's acquisition of the promissory note and arbitration award, the assets of Sharp Capital Inc. were placed under the control of a court-appointed Special Master.

            Some of Pepsi-Gemex subsidiaries are currently defendants in a lawsuit, pending in a U.S. federal court in Texas, brought by International Transactions Ltd., an entity claiming to be a former client of Sharp Capital Inc. International Transactions Ltd. received an assignment in February 2001of all of the Special Master's rights in Sharp Capital's arbitration award and is seeking confirmation and enforcement of that award (which totaled $11.4 million) against the companies in the Northeast Bottling Group. In addition to the award, the plaintiff is seeking post-judgment interest and costs. The Company is contesting the jurisdictional basis of this lawsuit, and intend, if necessary, to contest the substance of the lawsuit in the appropriate forum. Among other things, Pepsi-Gemex believes that purported assignment by the Special Master was ineffective because all rights to the note and the award had been sold to its subsidiary, for value, two and a half years earlier. The Company believes that the ultimate resolution of this proceeding will not have a material adverse effect on its results of operations. However, it cannot assure that the ultimate extent of its liability for the arbitration award will not significantly exceed its expectations or that the ultimate resolution of this dispute will not materially and adversely affect its results of operations or financial position.

      d. Embotelladora Moderna, S.A. de C.V. and Embotelladora de Refrescos Mexicanos, S.A. de C.V., subsidiaries of Emvasa, are parties in a lawsuit against the National Water Commission. These subsidiaries claim that they made excess payments to the National Water Commission between 1990 and 1996, which resulted in a credit balance at the Commission. As a result, from 1997 through a portion of 2001, they withheld a portion of their required payments to the Commission, expecting that the Commission would draw the payments from their credit balance. However, the commission did not recognize their excess payments. The demand of the National Water Commission is Ps.82.8 million. The Company believes it is probable that this litigation will have an adverse outcome; therefore, a contingent liability for the entire amount of the demand has been recorded on its balance sheet.

      e. The Company currently possesses warehouse certificates (similar to negotiable warehouse receipts in the United States) redeemable for sugar at the official warehouse for sugar which is operated by Almacenadora Mexico, S.A. The Company has presented these certificates to Almacenadora but they have refused to honor its certificates. The certificates are redeemable for approximately 14 tons of sugar, which on December 31, 2001, was worth approximately Ps.71.0 million at the then prevailing price per ton of sugar. The Company has made a formal demand for payment either in sugar or in cash and Almacenadora has not responded. The Company plans to initiate commercial and criminal proceedings against Almacenadora if they do not comply with its demand. The certificates are recorded on the Company's balance sheet at a value of Ps.71.0, their cost basis to it, as it expects to recover the entire value of the certificates, either in sugar or in cash.

      f. The Company and its subsidiaries are parties to certain legal proceedings incidental to its business. The Company believes that none of this proceedings is likely to have a material adverse effect on the Company.


15.   NEW ACCOUNTING PRINCIPLES

      In December 2001, the MIPA issued new Bulletin C-9, "Liabilities, Provisions, Contingent Assets and Liabilities, and Commitments" ("C-9"), which is effective beginning January 1, 2003, although early application is encouraged. C-9 supersedes the former Bulletins C-9, "Liabilities" and C-12, "Contingencies and Commitments", and establishes additional guidelines clarifying the accounting for liabilities, provisions, and contingent assets and liabilities, and establishes new standards for the use of present value techniques to measure liabilities and accounting for the early settlement of obligations.

      On January 2002 the MIPA issued new Bulletin C-8, "Intangible Assets" ("C-8"), whose provisions are mandatory for fiscal years beginning January 1, 2003, although early application is encouraged. C-8 supersedes the former Bulletin C-8, "Intangibles" and establishes that project development costs should be capitalized if they fulfill the criteria established for recognition as assets. Any preoperating costs incurred after the effective date of this Bulletin should be recorded as an expense. The unamortized balance of capitalized preoperating costs under the former Bulletin C-8 will continue to be amortized. C-8 requires identifying all intangible assets to reduce as much as possible the goodwill relative to business combinations.

      The Company has not fully assessed the effects of adopting these two new accounting principles in its financial position and results of operations. However, as the provisions recorded and development expenses incurred are immaterial, the Company's management believes that adoption of such new principles will not have a material effect on its financial position and results of operations.


16.   SUBSEQUENT EVENTS

      In January of 2002, the Company signed a supply agreement with Reid Mexico, S.A. de C.V., for the purchase of up to 1.8 million jugs in 2002 and 1.3 million jugs in 2003, at a fixed price per jug..

      The executive share ownership program referred to in Note 9 was amended on February 27, 2002 to extend the term for the exercise period of the options from three years to seven years from the date of vesting. Therefore, under the program currently in place, options granted under the revised option program will vest three years after the date of grant by the Compensation Committee, and are exercisable at any time during a term of seven years thereafter.

      At the Shareholders' General Ordinary Meeting of April 30, 2002, it was resolved that Ps.297,594.0 of Pepsi-Gemex retained earnings will be applied to make a dividend payment to holders of its shares within the year of 2002 as follows: (i) Ps.0.25743226 for each of the 374,711,008 shares of Series D Shares outstanding (including the Series D preferred dividend); (ii) Ps.0.17753949 for each of the 758,171,017 shares of Series B Shares outstanding; and (iii) Ps.0.17753949 for each of the 374,711,008 shares of Series L Shares outstanding. Holders of CPOs will receive Ps.0.61251124 for each of their CPOs (which includes their Series D preferred dividend, their Series B dividend and their Series L dividend).

      In May of 2002, The Pepsi Bottling Group, Inc. ("PBG"), announced that it had entered into non-binding agreements with the Company's two largest shareholders, regarding a potential transaction to acquire the Company. Neither PBG nor either the Company's shareholders is obligated to enter or complete this transaction on the terms agreed upon. If the proposed transaction is not completed or is completed on less advantageous terms to the Company's shareholders, the market price of the Company's securities could be adversely affected.

      In June of 2002, the Company entered into a lease with Cocoser, S.A. de C.V., a company owned and controlled by our major shareholder's brother, for the rental of two machines to be used in the production of jugs. The term of this lease is three years and will begin to run in the second half of 2002. The value of the equipment being leased by the Company is approximately $2.2 million. The Company will bear all expenses of installing, operating and maintaining the equipment and will pay a variable rent based on the Company's level of use of the equipment. The lease provides for a minimum annual rent of $1.0 million per year, which corresponds to using the equipment at 70% of its capacity. The Company has the option to purchase the equipment at fair market value at the end of the lease.

      On 2002, the Compensation Committee took formal action to ratify the grant and issue 7,047,726 of the options that the Company previously committed to issue relating to the 2000 fiscal year. As required by the program, these options will vest in 2003 at an exercise price of Ps.2.6466 per T Share (or Ps.7.94 per CPO), determined by reference to the closing price of the CPOs on April 28, 2000.

      As a result of the amendments to the Securities Market Law, for the years 2001 and beyond, Pepsi-Gemex is no longer able to issue Series B, D and L Shares (or the CPOs that would represent them) in addition to those that were reserved for issuance prior to such amendments. Consequently, the Company will not be able to support the exercise of the options granted during 2001 and 2002 as a result of the fact that the Company does not have the Series B, D and L shares or the corresponding CPOs that would be issued to executives that request the convertion of Series T shares that such executives would receive upon the exercise of such options. The Compensation Committee is in the process of determining alternative ways to compensate Pepsi-Gemex executives in lieu thereof.


17.   CONSOLIDATING CONDENSED FINANCIAL STATEMENTS

      The following are consolidating condensed financial statements which present, in separate columns, Pepsi-Gemex carrying its investment in subsidiaries under the equity method, the guarantors of the Guaranteed Notes on a combined basis and Bebidas Purificadas del Noreste, S.A. de C.V. and its subsidiaries ("BPN") through which the Company owns the Northeast Bottling Group, (the only subsidiaries of the Company that are not guarantors of the Guaranteed Notes), with additional columns reflecting eliminations and the consolidated totals as of and for the years ended December 31, 1999, 2000 and 2001.

      Pepsi-Gemex is a holding company with no independent operations other than its investments in its subsidiaries, the guarantors of the Guaranteed Notes are wholly owned and the guarantors have jointly and severally guaranteed the Guaranteed Notes on a full and unconditional basis.

      There are no restrictions on the Guarantors' ability to pay dividends, make loans or advances to Pepsi-Gemex.

CONSOLIDATING CONDENSED
STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 1999

                                               Pepsi-Gemex        Guarantors                                          Pepsi-Gemex
                                               Parent Only         Combined           BPN           Eliminations      Consolidated
                                               ------------      -------------    -------------     -------------     -------------

REVENUES:
  Net sales                                     Ps. 649,927    Ps. 11,316,621     Ps. 1,214,910     Ps. (5,041,014)   Ps. 8,140,444
  Other                                              14,385            55,323            19,751           (40,448)           49,011
                                                -----------       -----------       -----------       -----------       -----------
                                                    664,312        11,371,944         1,234,661        (5,081,462)        8,189,455
                                                -----------       -----------       -----------       -----------       -----------


COSTS AND EXPENSES:
  Cost of sales                                          --         6,055,986           725,958        (3,137,928)        3,644,016
  Selling expenses                                       --         3,525,473           309,079        (1,002,349)        2,832,203
  General and administrative expenses                12,046           645,365            60,182          (257,170)          460,423
  Depreciation and amortization                          --           278,930            33,532            (4,003)          308,459
                                                -----------       -----------       -----------       -----------       -----------
                                                     12,046        10,505,754         1,128,751        (4,401,450)        7,245,101
                                                -----------       -----------       -----------       -----------       -----------

OPERATING INCOME (LOSS)                             652,266           866,190           105,910          (680,012)          944,354
                                                -----------       -----------       -----------       -----------       -----------


INTEGRAL (INCOME) COST OF FINANCING - Net:
  Interest income                                  (394,716)         (178,756)           (6,677)          505,695           (74,454)
  Interest expense                                  436,221           429,921            77,513          (517,937)          425,718
  Foreign exchange income - net                    (124,896)             (471)          (11,939)               --          (137,306)
  Monetary position gain                           (167,293)         (110,395)          (70,395)               --          (348,083)
                                                -----------       -----------       -----------       -----------       -----------
                                                   (250,684)          140,299           (11,498)          (12,242)         (134,125)
                                                -----------       -----------       -----------       -----------       -----------

OTHER EXPENSE - Net                                 (64,516)          (13,498)               --           (25,434)         (103,448)
                                                -----------       -----------       -----------       -----------       -----------

INCOME BEFORE PROVISIONS PROVISIONS:                838,434           712,393           117,408          (693,204)          975,031
                                                -----------       -----------       -----------       -----------       -----------

PROVISIONS:
  Income taxes and asset tax                         15,588            20,177             8,126            36,354            80,245
  Employee statutory profit-sharing                      --            15,911            (7,020)           (5,476)            3,415
                                                -----------       -----------       -----------       -----------       -----------
                                                     15,588            36,088             1,106            30,878            83,660
                                                -----------       -----------       -----------       -----------       -----------

CONSOLIDATED NET INCOME                          Ps.822,846        Ps.676,305        Ps.116,302       Ps.(724,082)       Ps.891,371
                                                ===========       ===========       ===========       ===========       ===========

CONSOLIDATING CONDENSED
STATEMENT OF CHANGES IN FINANCIAL POSITION
YEAR ENDED DECEMBER 31, 1999

                                               Pepsi-Gemex       Guarantors                                           Pepsi-Gemex
                                               Parent Only        Combined         BPN             Eliminations       Consolidated
                                              ------------      -------------   -------------     --------------     -------------
RESOURCES (USED IN) PROVIDED BY
 OPERATING ACTIVITIES                         Ps. (303,912)     Ps. 1,472,573   Ps.    54,427     Ps.         --     Ps. 1,223,088
                                              ------------      -------------   -------------     --------------     -------------

FINANCING ACTIVITIES:
  Net change in notes payable                    (211,139)          108,064                --                 --          (103,075)
  Net change in long-term debt                   (267,542)          (58,346)          (41,732)                --          (367,620)
  Repurchase of capital stock - net               537,792          (565,142)           27,350                 --               --
  Dividends paid
  Affiliates                                      (11,172)               --                --                 --           (11,172)
                                              ------------      -------------   -------------     --------------     -------------
    Resources (used in) generated by
      financing activities                         47,939          (515,424)          (14,382)                --          (481,867)
                                              ------------      -------------   -------------     --------------     -------------

INVESTING ACTIVITIES:
  Acquisition and sale of property, plant
   and equipment - net                                 --          (941,141)          (34,463)                --          (975,604)
  Increase in other assets                             --           (30,039)               --                 --           (30,039)
  Decrease (increase) in bottles and cases             --            42,492           (42,492)                --                --
  Loan (to) from associated company                    --           (13,498)           13,498                 --                --
                                             ------------     -------------     -------------     --------------     -------------
    Resources used in investing activities             --          (942,186)          (63,457)                --        (1,005,643)
                                             ------------     -------------     -------------     --------------     -------------

  Increase (decrease) in cash and cash
    equivalents                                  (255,973)           14,963           (23,412)                --          (264,422)

CASH AND CASH EQUIVALENTS:
  Merging cash                                        150              (150)               --                 --               --
  Cash for consolidating effects                       --            51,087                --                 --            51,087
  Beginning of year                               288,438            66,258            51,155                 --           405,851
                                             ------------     -------------     -------------     --------------     -------------

  End of year                                Ps.   32,615     Ps.   132,158     Ps.    27,743      Ps.        --      Ps.  192,516
                                             ============     =============     =============      =============      =============


CONSOLIDATING CONDENSED
BALANCE SHEET
DECEMBER 31, 2000

                                                   Pepsi-Gemex       Guarantors                                         Pepsi-Gemex
ASSETS                                             Parent Only        Combined           BPN         Eliminations       Consolidated
                                                  --------------    --------------  --------------  --------------    --------------
CURRENT ASSETS:
  Cash and cash equivalents                       Ps.     40,614    Ps.    149,354  Ps.    36,807   Ps.        --     Ps.   226,775
  Accounts receivable - net                               26,503         5,278,228      1,697,530      (5,988,214)        1,014,047
  Affiliated companies                                 4,004,263                --             --      (4,004,263)               --
  Inventories                                                 --           533,592         76,455         446,887         1,056,934
  Prepaid expenses                                        26,786            27,519         10,676         (26,786)           38,195
                                                  --------------    --------------  --------------  --------------    --------------
      Total current assets                             4,098,166         5,988,693      1,821,468      (9,572,376)        2,335,951

DEFERRED INCOME TAX                                      104,228                --             --        (104,228)               --
PROPERTY, PLANT AND EQUIPMENT - Net                           --         6,919,860        272,067          70,520         7,262,447
INVESTMENT IN SUBSIDIARIES AND
 ASSOCIATED COMPANIES                                  5,755,949            15,552        929,786      (6,701,287)               --
EXCESS OF COST OVER FAIR VALUE OF
  NET ASSETS ACQUIRED - Net                              662,574           103,167             --         502,598         1,268,339
DEBT ISSUANCE COSTS                                       25,485                --             --         (25,485)               --
OTHER ASSETS                                                  --           708,171        397,804        (684,632)          421,343
                                                  --------------    --------------  --------------  --------------    --------------
TOTAL ASSETS                                      Ps. 10,646,402    Ps. 13,735,443  Ps. 3,421,125   Ps. (16,514,890)  Ps.11,288,080
                                                  ==============    ==============  =============   ===============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
 Notes payable                                    Ps.    879,754    Ps.      6,915  Ps.        --   Ps.    (6,915)    Ps.   879,754
  Current portion of long-term debt                      171,322            36,803             --        (171,322)           36,803
  Trade accounts payable                                      --           548,835         36,293           2,734           587,862
  Taxes payable, accrued expenses and
   other liabilities                                          --           549,360        250,053        (248,463)          550,950
  Due to affiliates                                    1,505,308         5,428,798      2,471,384      (9,401,961)            3,529
                                                  --------------    --------------  --------------  --------------    --------------
      Total current liabilities                        2,556,385         6,570,711      2,757,730      (9,825,928)        2,058,898

LONG-TERM DEBT AND OTHER NONCURRENT LIABILITIES        3,123,126            61,885         57,775          91,315         3,334,101
DEFERRED INCOME TAX AND EMPLOYEE
 STATUTORY PROFIT-SHARING                                     --         2,891,951         87,293      (2,051,055)          928,189
                                                  --------------    --------------  --------------  --------------    --------------
      Total liabilities                                5,679,510         9,524,547      2,902,798     (11,785,667)        6,321,188
                                                  --------------    --------------  --------------  --------------    --------------

SHAREHOLDERS' EQUITY:
  Capital stock                                          878,219         6,131,375      1,515,054      (7,646,429)          878,219
  Additional paid-in capital                           4,798,696           543,263         59,163        (602,426)        4,798,696
  Retained earnings                                    1,897,569         3,603,288       (813,589)     (2,789,699)        1,897,569
  Reserves                                             1,045,969            35,473             --         (35,473)        1,045,969
  Cumulative effect of deferred income tax and
   employee statutory profit-sharing                  (1,300,190)       (1,701,567)       (18,925)      1,720,492        (1,300,190)

  Deficiency in restated shareholders' equity         (2,353,371)       (4,400,936)      (223,376)      4,624,312        (2,353,371)
                                                  --------------    --------------  --------------  --------------    --------------
    Total shareholders' equity                         4,966,892         4,210,896        518,327      (4,729,223)        4,966,892
                                                  --------------    --------------  --------------  --------------    --------------
  TOTAL LIABILITIES AND SHAREHOLDERS'
   EQUITY                                         Ps. 10,646,402    Ps. 13,735,443  Ps. 3,421,125   Ps. (16,514,890)  Ps.11,288,080
                                                  ==============    ==============  ==============  ==============    =============

CONSOLIDATING CONDENSED
STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2000


                                               Pepsi-Gemex       Guarantors                                            Pepsi-Gemex
                                               Parent Only        Combined           BPN            Eliminations       Consolidated
                                              -------------     -------------    --------------     -------------     -------------
REVENUES:
  Net sales                                   Ps.   323,745     Ps.12,679,287    Ps.  2,423,770     Ps.(5,854,042)    Ps.9,572,760
  Other                                              55,352            69,379            12,049           (49,128)           87,652
                                              -------------     -------------    --------------     -------------     -------------
                                                    379,097        12,748,666         2,435,819        (5,903,170)        9,660,412
                                              -------------     -------------    --------------     -------------     -------------

COSTS AND EXPENSES:
  Cost of sales                                          --         6,607,235         1,699,627        (4,049,962)        4,256,900
  Selling expenses                                       --         4,065,506           493,483        (1,071,199)        3,487,790
  General and administrative expenses                31,535           811,148           106,201          (382,781)          566,103
  Depreciation and amortization                          --           448,459            32,505          (172,074)          308,890
                                              -------------     -------------    --------------     -------------     -------------
                                                     31,535        11,932,348         2,331,816        (5,676,016)        8,619,683
                                              -------------     -------------    --------------     -------------     -------------

OPERATING INCOME                                    347,562           816,318           104,003          (227,154)        1,040,729
                                              -------------     -------------    --------------     -------------     -------------


RESTRUCTURING CHARGES                                    --           543,459            25,521                --           568,980

INTEGRAL (INCOME) COST OF FINANCING - Net:
  Interest income                                  (513,194)         (226,034)           (9,241)          733,572           (14,897)
  Interest expense                                  523,383           495,530            87,891          (702,501)          404,303
  Foreign exchange loss - net                        45,942             5,630             9,363            10,360            71,295
  Monetary position gain                           (172,786)          (68,836)          (57,860)         (127,126)         (426,608)
                                              -------------     -------------    --------------     -------------     -------------
                                                   (116,655)          206,290            30,153           (85,695)           34,093
                                              -------------     -------------    --------------     -------------     -------------


OTHER EXPENSES - NET                                (62,031)           55,532           (17,173)           (7,841)          (31,513)
                                              -------------     -------------    --------------     -------------     -------------


INCOME BEFORE PROVISIONS                            402,187           122,101            31,156          (149,301)          406,143
                                              -------------     -------------    --------------     -------------     -------------

PROVISIONS:
  Income tax and tax on assets                      (80,335)          183,342            55,790          (333,216)         (174,419)
  Employee statutory profit-sharing                      --            21,315            14,567            29,089            64,971
                                              -------------     -------------    --------------     -------------     -------------
                                                    (80,335)          204,657            70,357          (304,127)         (109,448)
                                              -------------     -------------    --------------     -------------     -------------

CONSOLIDATED NET INCOME                       Ps.   482,522     Ps.   (82,556)   Ps.    (39,201)    Ps.   154,826     Ps.    515,591
                                              =============     =============    ==============     =============     =============

CONSOLIDATING CONDENSED
STATEMENT OF CHANGES IN FINANCIAL POSITION
YEAR ENDED DECEMBER 31, 2000

                                                   Pepsi-Gemex       Guarantors                                       Pepsi-Gemex
                                                   Parent Only        Combined          BPN         Eliminations      Consolidated
                                                  --------------   --------------   -------------   --------------    -------------
RESOURCES (USED IN) PROVIDED BY
 OPERATING ACTIVITIES                             Ps.    377,531   Ps.  2,705,650   Ps.   (36,605)  Ps. (2,082,629)   Ps.   963,947
                                                  --------------   --------------   -------------   --------------    -------------

FINANCING ACTIVITIES:
  Net change in notes payable                           (244,128)          67,025        (146,701)          (5,693)        (329,497)
  Due from subsidiaries and associates                  (561,217)              --              --         (561,217)              --
  Net change in long-term debt                         1,177,941          (92,056)             --               --        1,085,885
  Capital stock increase                                  42,262               --              --               --           42,262
  Sale of capital stock - net                              7,520               --              --               --            7,520
  Shares issued in exchange of minority interest         358,282               --              --               --          358,282
  Cumulative effect of deferred income tax
    and employee statutory profit-sharing:
      Increase in liabilities                          1,300,190        1,604,048              --       (1,604,048)       1,300,190
      Decrease in shareholders' equity                (1,300,190)      (1,604,048)             --        1,604,048       (1,300,190)
                                                  --------------   --------------   -------------   --------------    -------------
    Resources (used in) generated by financing
     activities                                          780,660          (25,031)       (146,701)         555,524        1,164,452
                                                  --------------   --------------   -------------   --------------    -------------

INVESTING ACTIVITIES:
  (Acquisition) and sale of property, plant
  and equipment - net                                         --       (1,031,819)             --               --       (1,031,819)
  Increase in other assets                                    --           (1,506)             --               --           (1,506)
  Payment for acquisition of subsidiaries,
  net of cash received                                (1,150,193)      (1,628,507)        192,371        1,885,387         (700,942)
  Acquisition of minority interest                            --               --              --         (358,282)        (358,282)
  Loan to associated company                                  --           (1,591)             --               --           (1,591)
                                                  --------------   --------------   -------------   --------------    -------------
    Resources used in investing activities            (1,150,193)      (2,663,423)        192,371        1,527,105       (2,094,140)
                                                  --------------   --------------   -------------   --------------    -------------

  Increase in cash and cash equivalents                    7,998           17,196           9,065               --           34,259

CASH AND CASH EQUIVALENTS:
  Beginning of year                                       32,616          132,158          27,742               --          192,516
                                                  --------------   --------------   -------------   --------------    -------------
  End of year                                     Ps.     40,614    Ps.   149,354   Ps.    36,807   Ps.         --    Ps.   226,775
                                                  ==============   --------------   -------------   ==============    =============

CONSOLIDATING CONDENSED
BALANCE SHEET
DECEMBER 31, 2001

                                                Pepsi-Gemex      Guarantors                                            Pepsi-Gemex
ASSETS                                          Parent Only       Combined             BPN         Eliminations       Consolidated
                                               --------------   --------------    --------------  ---------------    --------------
CURRENT ASSETS:
  Cash and cash equivalents                    Ps.      7,421   Ps.     91,744    Ps.         11  Ps.         --     Ps.     99,176
  Accounts receivable - net                         1,104,808       14,066,226            17,863      (14,208,137)          980,760
  Inventories                                       4,166,612          934,734           178,052       (4,543,539)          735,859
  Prepaid expenses                                      9,765           27,997                --          (17,109)           20,653
                                               --------------   --------------    --------------  ---------------    --------------
    Total current assets                            5,288,606       15,120,701           195,926      (18,768,785)        1,836,448

DEFERRED INCOME TAX                                     4,052               --                --           (4,052)               --
PROPERTY, PLANT AND EQUIPMENT - Net                        --        6,922,994                --          202,896         7,125,890
INVESTMENT IN SUBSIDIARIES AND
 ASSOCIATED COMPANIES                               4,572,168          643,495           658,722       (5,874,385)               --
EXCESS OF COST OVER FAIR VALUE OF
 NET ASSETS ACQUIRED - Net                            603,909          359,919                --          328,309         1,292,137
DEBT ISSUANCE COSTS                                    17,644               --                --          (17,644)               --
OTHER ASSETS                                               --          426,471                --         (101,901)          324,570
                                               --------------   --------------    --------------  ---------------    --------------
TOTAL ASSETS                                   Ps. 10,486,379   Ps. 23,473,580    Ps.    854,648  Ps. (24,235,562)   Ps. 10,579,045
                                               ==============   ==============    ==============  ===============    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable                                   Ps. 344,380        Ps. 3,591             Ps. -      Ps. (1,007)       Ps. 346,964
  Current portion of long-term debt                        --           27,468                --            2,478            29,946
  Trade accounts payable                                   --          557,328                --            4,809           562,137
  Taxes payable, accrued expenses and
   other liabilities                                   81,913        2,388,800             8,373       (1,788,012)          691,074
  Dividend payable                                    246,931        1,062,871                --       (1,062,871)          246,931
  Due to affiliates                                 2,307,193       12,816,176           729,331      (15,852,700)               --
                                               --------------   --------------    --------------  ---------------    --------------
    Total current liabilities                       2,980,417       16,856,234           737,704      (18,697,303)        1,877,052

LONG-TERM DEBT AND OTHER NONCURRENT LIABILITIES     2,839,600          196,770                --          100,104         3,136,474
DEFERRED INCOME TAX AND EMPLOYEE
 STATUTORY PROFIT-SHARING                                  --        1,134,200                --         (235,043)          899,157
                                               --------------   --------------    --------------  ---------------    --------------
    Total liabilities                               5,820,017       18,187,204           737,704      (18,832,242)        5,912,683
                                               --------------   --------------    --------------  ---------------    --------------

SHAREHOLDERS' EQUITY:
  Capital stock                                       878,933        7,672,444                82       (7,672,526)          878,933
  Additional paid-in capital                        4,551,834          602,427                --         (602,427)        4,551,834
  Retained earnings                                 2,492,757        1,467,178           129,466       (1,596,644)        2,492,757
  Reserves                                          1,065,014          111,465                --         (111,465)        1,065,014
  Cumulative effect of deferred income tax and
    employee statutory profit-sharing              (1,300,190)              --            47,797          (47,797)       (1,300,190)
  Shareholders' equity adjustment from
   labor obligations upon retirement                  (43,403)              --                --               --
                                                                                                                            (43,403)
  Deficiency in restated shareholders' equity      (2,978,583)      (4,567,138)          (60,401)       4,627,539        (2,978,583)
                                               --------------   --------------    --------------  ---------------    --------------
  Total shareholders' equity                        4,666,362        5,286,376           116,944       (5,403,320)        4,666,362
                                               --------------   --------------    --------------  ---------------    --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     Ps. 10,486,379   Ps. 23,473,580    Ps.    854,648  Ps. (24,235,562)   Ps. 10,579,045
                                               ==============   ==============    ==============  ===============    ==============

 CONSOLIDATING CONDENSED
 STATEMENT OF INCOME
 YEAR ENDED DECEMBER 31, 2001

                                                Pepsi-Gemex       Guarantors                                          Pepsi-Gemex
                                                Parent Only        Combined           BPN           Eliminations      Consolidated
                                                -----------     -------------     -------------     -------------     -------------
REVENUES:
  Net sales                                     Ps.      --     Ps.17,588,252     Ps.        --     Ps.(6,552,040)    Ps.11,036,212
                                                    537,169                --               (19)         (537,150)               --
  Other                                              14,181           443,820               207          (401,211)           56,997
                                                -----------     -------------     -------------     -------------     -------------
                                                    551,350        18,032,072               188        (7,490,401)       11,093,209
                                                -----------     -------------     -------------     -------------     -------------

COSTS AND EXPENSES:
  Cost of sales                                          --         9,963,251                --        (5,064,508)        4,898,743
  Selling expenses                                       --         4,937,474                --          (968,264)        3,969,210
  General and administrative expenses                22,312         1,148,832                 2          (519,884)          651,262
  Depreciation and amortization                       7,841           401,124                --            (5,875)          403,090
                                                -----------     -------------     -------------     -------------     -------------
                                                     30,153        16,450,681                 2        (6,558,531)        9,922,305
                                                -----------     -------------     -------------     -------------     -------------

OPERATING INCOME                                    521,197         1,581,391               186          (931,870)        1,170,904
                                                -----------     -------------     -------------     -------------     -------------


RESTRUCTURING CHARGE                                     --           254,497                --          (117,631)          136,866


INTEGRAL (INCOME) COST OF FINANCING - Net:
  Interest income                                  (679,221)         (218,609)          (28,675)          920,524            (5,981)
  Interest expense                                  524,617           646,555           109,036          (880,553)          399,655
  Foreign exchange loss - net                      (156,394)          (38,140)              943           (24,003)         (217,594)
  Monetary position gain                            (61,608)          (75,755)          (21,268)                6          (158,625)
                                                -----------     -------------     -------------     -------------     -------------
                                                   (372,606)          314,051            60,036            15,974            17,455
                                                -----------     -------------     -------------     -------------     -------------

OTHER (EXPENSE) INCOME - Net                        (71,382)          (81,667)               --           350,445           197,396
                                                -----------     -------------     -------------     -------------     -------------

INCOME BEFORE PROVISIONS                            822,421           931,176           (59,850)         (874,561)          819,187
                                                -----------     -------------     -------------     -------------     -------------

PROVISIONS:
  Income taxes and asset tax                        227,233           503,082                --          (501,469)          228,846
  Employee statutory profit-sharing                                    11,206                --           (16,053)           (4,847)
                                                -----------     -------------     -------------     -------------     -------------

CONSOLIDATED NET INCOME                         Ps. 595,188     Ps.   416,889     Ps.   (59,850)    Ps.  (357,039)    Ps.   595,188
                                                ===========     =============     =============     =============     =============

CONSOLIDATING CONDENSED
STATEMENT OF CHANGES IN FINANCIAL POSITION
YEAR ENDED DECEMBER 31, 2001

                                                    Pepsi-Gemex       Guarantors                                      Pepsi-Gemex
                                                    Parent Only        Combined           BPN          Eliminations   Consolidated
                                                    -------------    -------------    -------------    ------------   -------------

RESOURCES (USED IN) PROVIDED BY OPERATING
 ACTIVITIES                                         Ps.  (925,992)   Ps. 2,806,155    Ps.   (94,399)   Ps.            Ps. 1,785,764
                                                    -------------    -------------    -------------    ------------   -------------

FINANCING ACTIVITIES:
  Net change in notes payable                            (535,374)           2,584               --              --        (532,790)
  Net change in long-term debt                           (283,526)          17,091               --              --        (266,435)
  Loans to (from) affiliates                              639,536         (733,912)          94,376                              --
  Capital stock increase
  (Repurchase) and sale of capital stock - net             19,828               --               --              --          19,828

  Shareholders' equity adjustment from labor
    obligations upon retirement                           (43,403)              --               --              --         (43,403)
  Dividends declared                                     (246,931)              --               --              --        (246,931)
  Dividends payable                                       246,931               --               --              --         246,931

    Decrease in shareholders' equity                           --           29,246          (29,246)             --              --
                                                    -------------    -------------    -------------    ------------   -------------

    Resources (used in) provided by
     financing activities                                (202,939)        (684,991)          65,130              --        (822,800)
                                                    -------------    -------------    -------------    ------------   -------------

INVESTING ACTIVITIES:
  (Acquisition) and sale of property, plant
    and equipment - net                                                 (1,089,243)
                                                                                                                         (1,089,243)
  Increase in other assets                                112,589          112,589
  Increase in goodwill                                         --         (113,909)              --              --        (113,909)
  Payment for acquisition of subsidiaries, net of
   cash received                                        1,095,738       (1,124,955)          29,217              --             --
  Acquisition of minority interest
  Loan to associated company
                                                    -------------    -------------    -------------    ------------   -------------
    Resources (used in) provided by
     investing activities                               1,095,738       (2,215,518)          29,217              --      (1,090,563)
                                                    -------------    -------------    -------------    ------------   -------------

  Increase in cash and cash equivalents                   (33,193)         (94,354)             (52)             --        (127,599)

CASH AND CASH EQUIVALENTS:
  Beginning of year                                        40,614          186,098               63              --          26,775
                                                    -------------    -------------    -------------    ------------   -------------

  End of year                                       Ps.     7,421    Ps.    91,744    Ps.        11    Ps.       --   Ps.    99,176
                                                    =============    =============    =============    ============   =============

18.   DIFFERENCES BETWEEN MEXICAN AND UNITED STATES OF AMERICA ACCOUNTING
      PRINCIPLES

      The Company's consolidated financial statements are prepared in accordance with Mexican GAAP, which vary in certain respects from accounting principles generally accepted in the United States of America ("U.S. GAAP").

      The Mexican GAAP consolidated financial statements include the effects of inflation as provided for under Bulletin B-10, as amended, whereas financial statements prepared under U.S. GAAP are presented on an historical cost basis. The following reconciliations to U.S. GAAP do not include the reversal of the adjustments required under Bulletin B-10, as amended, except as discussed in Note 18 (c). The application of Bulletin B-10, as amended, represents a comprehensive measure of the effects of price level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Mexican GAAP and U.S. GAAP purposes.

      Mexican GAAP also requires the restatement of all financial statements to constant pesos as of the date of the most recent balance sheet presented.

      All material differences, other than inflation accounting, between Mexican GAAP and U.S. GAAP and the effects on net income and total shareholders' equity are presented below with an explanation of the adjustments:



                                                                                                             Thousands of
                                                                                                             U.S. dollars
                                                                                                             (Convenience
                                                                                                             Translation)
                                                                     Year Ended December 31,                  Year Ended
        Reconciliation of net income of                    ----------------------------------------------       December
        majority interest                                       1999            2000           2001              31, 2001
----------------------------------------------------       -------------    -------------   -------------    --------------
Net income of majority interest reported
 under Mexican GAAP                                        Ps.  822,845     Ps.  482,522    Ps.   595,188    $       64,976

U.S. GAAP adjustments for:
   Deferred income taxes                                        (90,833)        (250,375)        (201,439)          (21,991)
   Deferred employee statutory profit-sharing                    30,033           11,690           18,116             1,978
   Restatement of foreign sourced fixed assets                  (45,780)         (53,067)        (103,998)          (11,354)
   Amortization of goodwill                                      27,865           (9,434)          27,867             3,042
   Accrued vacation cost                                         21,480          (13,311)         (12,462)           (1,360)
   Accrued severance payments                                        --           16,236          (16,236)           (1,772)
   Reversal of capitalized exchange losses and monetary
      position gains and related depreciation                    58,216           23,329            3,315               362
   Minority interest applicable to above adjustments            (76,899)              --               --                --
                                                           -------------    -------------   -------------    --------------
Net income under U.S. GAAP                                 Ps.  746,927     Ps.  207,590    Ps.   310,351    $       33,881
                                                           =============    =============   =============    ==============



                                                                                                               Thousands of
                                                                                                               U.S. dollars
                                                                                                               (Convenience
                                                                                                               Translation)
                                                                     Year Ended December 31,                    Year Ended
        Reconciliation of net income of                    ------------------------------------------------      December
        shareholders' equity                                    1999              2000           2001            31, 2001
-----------------------------------------------             -------------    ------------   ---------------    --------------
Total shareholders' equity reported under
Mexican GAAP                                                Ps. 5,805,972    Ps.4,966,892   Ps.   4,666,362    $      509,428
Less minority interest in consolidated
 subsidiary included in shareholders'
 equity under Mexican GAAP                                        229,349              --                --                --
                                                            -------------    ------------   ---------------    --------------
                                                                5,576,623       4,966,892         4,666,362           509,428
U.S. GAAP adjustments for:
   Effect on retained earnings from:
     Deferred income taxes                                     (1,248,991)       (323,938)         (525,377)          (57,356)
     Deferred employee statutory profit-sharing                  (167,021)        (30,569)          (12,453)           (1,360)
     Restatement of foreign sourced fixed assets                  (88,856)       (141,923)         (245,921)          (26,847)
     Goodwill                                                    (345,539)       (354,973)         (327,106)          (35,710)
     Accrued vacation cost                                         (3,751)        (17,062)          (29,524)           (3,223)
     Accrued severance payments                                        --          16,236                --                --
     Reversal of capitalized exchange losses and
      monetary position gains and related depreciation            (70,771)        (47,442)          (44,127)           (4,817)
   Effect on deficiency in restated shareholders'
    equity related to:
     Deferred income taxes                                        229,037          19,044            21,129             2,307
     Deferred employee statutory profit-sharing                     6,080           5,441             6,034               659
     Restatement of foreign source fixed assets                   915,605       1,061,321         1,759,142           192,046
   Minority interest applicable to above adjustments              (96,476)             --                --                --
                                                            -------------    ------------   ---------------    --------------
Shareholders' equity under U.S. GAAP                         Ps.4,705,940    Ps.5,153,027   Ps.   5,268,159    $      575,127
                                                            =============    ============   ===============    ==============

      The applicable effects of inflation on the above U.S. GAAP adjustments in the reconciliation of net income that relate to monetary assets or liabilities have been included in the corresponding adjustments.

A summary of changes in shareholders' equity giving effect to the U.S. GAAP adjustments described above is as follows:


                                                                                 Additional
                                                                                  Capital          Paid-in          Retained
                                                                                   Stock           Capital          Earnings
                                                                               --------------  ---------------   ---------------
Balance at January 1, 1999                                                     Ps.   861,981   Ps.   4,414,863   Ps.  (1,318,836)

Repurchase and sale of capital stock - net                                             (2,446)             393           (14,875)

Result from holding non-monetary assets                                                    --               --                --

Net income                                                                                 --               --           746,927
Effect on deficiency in restated shareholders'
 equity related to:
 Deferred income taxes                                                                     --               --                --
 Deferred employee statutory profit-sharing                                                --               --                --
   Restatement of foreign sourced fixed assets                                             --               --                --
Effect of minority interest on U.S.GAAP
   adjustments to shareholders' equity                                                     --               --                --
                                                                               --------------  ---------------   ---------------
Balance at December 31, 1999                                                          859,535        4,415,256          (586,784)

Repurchase and sale of common stock - net                                                 223            1,357                --
Result from holding non-monetary assets                                                    --               --                --
Net income                                                                                 --               --           207,590
Capital share increase                                                                  1,942           40,320                --
Acquisition of minority interest                                                       16,519          341,763                --
Effect on deficiency in restated shareholders'
 equity related to:
   Deferred income taxes                                                                   --               --                --
   Deferred employee statutory profit-sharing                                              --               --                --
   Restatement of foreign sourced fixed assets                                             --               --                --
Effect of minority interest on U.S.GAAP adjustments
 to shareholders' equity                                                                   --               --                --
                                                                               --------------  ---------------   ---------------
Balance at December 31, 2000                                                          878,219        4,798,696          (379,194)



                                                                                               Accumulated
                                                                                                  Other                 Total
                                                                                               Comprehensive         Shareholders'
                                                                               Reserves            Income                Equity
                                                                            ---------------   ---------------    ---------------
Balance at January 1, 1999                                                  Ps.   1,034,273   Ps.    (999,449)   Ps.   3,992,832

Repurchase and sale of capital stock - net                                            5,756                --
                                                                                                                         (11,172)
Result from holding non-monetary assets                                                  --
                                                                                                     (517,565)          (517,565)
Net income                                                                               --                --            746,927
Effect on deficiency in restated shareholders'
 equity related to:
 Deferred income taxes                                                                   --             1,954              1,954
 Deferred employee statutory profit-sharing                                              --               559                559
   Restatement of foreign sourced fixed assets                                           --           511,982            511,982
Effect of minority interest on U.S.GAAP
   adjustments to shareholders' equity                                                   --           (19,577)           (19,577)
                                                                            ---------------   ---------------    ---------------
Balance at December 31, 1999                                                      1,040,029        (1,022,096)         4,705,940

Repurchase and sale of common stock - net                                             5,940                --              7,520
Result from holding non-monetary assets                                                  --          (200,127)          (200,127)
Net income                                                                               --                --            207,590
Capital share increase                                                                   --                --             42,262
Acquisition of minority interest                                                         --                --            358,282
Effect on deficiency in restated shareholders'
 equity related to:
   Deferred income taxes                                                                 --          (209,993)          (209,993)
   Deferred employee statutory profit-sharing                                            --              (639)              (639)
   Restatement of foreign sourced fixed assets                                           --           145,716            145,716
Effect of minority interest on U.S.GAAP adjustments
 to shareholders' equity                                                                 --            96,476             96,476
                                                                            ---------------   ---------------    ---------------
Balance at December 31, 2000                                                      1,045,969        (1,190,663)         5,153,027


                                                                                                     Additional
                                                                                     Capital        Paid - in         Retained
                                                                                      Stock          Capital          Earnings
                                                                                   -----------     ------------     -------------
Sale of capital stock - net                                                                714               69                --
Result from holding non-monetary assets                                                     --               --                --
Net income                                                                                  --               --           310,351
Dividends declared                                                                          --         (246,931)               --
Shareholders' equity adjustment for
  labor obligations upon retirement                                                         --               --                --
Effect on deficiency in restated shareholders'
  equity related to:
   Deferred income taxes                                                                    --               --                --
   Deferred employee statutory profit-sharing                                               --               --                --
   Restatement of foreign sourced fixed assets                                                               --                --
                                                                                   -----------     ------------     -------------
Balance at December 31, 2001                                                       Ps. 878,933     Ps.4,551,834     Ps.   (68,843)
                                                                                   ===========     ============     =============


                                                                                                   Accumulated
                                                                                                      Other            Total
                                                                                                  Comprehensive     Shareholders'
                                                                                    Reserves          Income           Equity
                                                                                  ------------   --------------     -------------
Sale of capital stock - net                                                             19,045               --            19,828
Result from holding non-monetary assets                                                     --         (625,212)         (625,212)
Net income                                                                                  --               --           310,351
Dividends declared                                                                          --               --          (246,931)
Shareholders' equity adjustment for
  labor obligations upon retirement                                                         --          (43,403)          (43,403)
Effect on deficiency in restated shareholders'
  equity related to:
   Deferred income taxes                                                                    --            2,085             2,085
   Deferred employee statutory profit-sharing                                               --              593               593
   Restatement of foreign sourced fixed assets                                              --          697,821           697,821
                                                                                  ------------   --------------     -------------
Balance at December 31, 2001                                                      Ps.1,065,014   Ps. (1,158,779)    Ps.,5,268,159
                                                                                  ============   ==============     =============

      a) DEFERRED INCOME TAXES AND EMPLOYEE STATUTORY PROFIT-SHARING - As mentioned in Note 1 to the consolidated financial statements, beginning January 1, 2000, the Company changed its method of accounting for income tax, tax on assets and employee statutory profit-sharing under Mexican GAAP to conform with the new Bulletin D-4.

         D-4 requires the use of the asset and liability method of accounting for deferred income tax and employee statutory profit-sharing. Under such method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount and their respective tax bases. This method also requires the recognition of future tax benefits, such as those arising from tax loss carryforwards, to the extent the realization of such benefits is highly likely. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. A deferred tax asset is also recognized for the unused portion of tax credits, such as tax on assets, to the extent the realization of such tax credit is highly likely. When, in accordance with accounting principles generally accepted in Mexico, items related to temporary differences are recorded directly to shareholders' equity, without affecting net income, the deferred effects of such items are also recorded directly to shareholders' equity. D-4 also requires that when there is a tax regime that recognizes totally or partially the effects of inflation and this causes the tax effect of the temporary differences to be restated, the change in deferred tax arising from the restatement for inflation should be included in the monetary result of the period.

         Through December 31, 1999, deferred income taxes under Mexican GAAP were provided only for identifiable, nonrecurring timing differences, which were expected to reverse over a definite period of time.

         For U.S. GAAP purposes, the Company applies Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109").

         Under SFAS No. 109, deferred income taxes reflect the net tax effect of
         (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (b) the benefits of operating loss and tax credit carryforwards. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized as income or expense, as the case may be, in the period that includes the enactment date.

         During the year ended December 31, 2001, the valuation allowance for income tax purposes associated with certain net operating losses and tax credits carryforwards increased by $249,270, because the Company believes it is more likely than not that such deferred tax asset will not be realized.

         The Company calculates a deferred employee statutory profit-sharing liability for U.S. GAAP purposes based on temporary differences between the financial reporting basis and the employee statutory profit-sharing basis of assets and liabilities for those subsidiaries of the Company which have employees. Through December 31, 1999, under Mexican GAAP, deferred employee statutory profit-sharing was not recognized in the financial statements; however, with the adoption of D-4, beginning January 1, 2000 the Company recognizes deferred statutory profit-sharing as described above. During the year ended December 31, 2001, the valuation allowance for deferred profit sharing assets associated with certain tax losses carryforwards increased by $45,932 because the Company believes it is more likely than not that such deferred tax asset will not be realized.

         Under U.S. GAAP the portion of deferred taxes and deferred employee statutory profit-sharing attributable to the excess (deficiency) in restated shareholders' equity is reflected as an adjustment to the excess (deficiency) in restated shareholders' equity.

         Under Mexican GAAP, employee statutory profit-sharing expense or benefit is included in provisions after operating income. Under U.S. GAAP, employee statutory profit-sharing expense or benefit is treated as a component of operating expenses.

         Under Mexican GAAP deferred tax assets and liabilities are of a long-term nature, whereas under U.S. GAAP they are classified based on the nature of the temporary difference.

         Under U.S. GAAP, temporary differences and the resulting deferred tax assets and liabilities at December 31, 2000 and 2001 are summarized as follows:

                                                                                             December 31,
                                                                                    -------------------------------
                                                                                        2000             2001
                                                                                    -------------    --------------
         Current deferred tax liabilities - Inventories                             Ps.  (343,983)   Ps.   (344,344)
                                                                                    -------------    --------------

         Current deferred tax assets:
           Accrued expenses and reserves                                                   52,078           103,931
           Allowance for doubtful accounts                                                 26,090            34,315
                                                                                    -------------    --------------
              Total current deferred tax assets                                            78,168           138,246
                                                                                    -------------    --------------

         Non-current deferred tax liabilities:
           Property, plant and equipment                                               (1,021,252)       (1,298,176)
           Investments in associated companies                                             (8,920)            -
           Other                                                                          (46,129)          (45,871)
                                                                                    -------------    --------------
              Total non-current deferred tax liabilities                               (1,076,301)       (1,344,047)
                                                                                    -------------    --------------

         Non-current deferred tax assets - Net operating losses and tax credits           524,932           794,923
                                                                                    -------------    --------------

         Valuation allowance                                                             (272,309)         (521,579)
                                                                                    -------------    --------------

         Net deferred tax liability                                                 Ps.(1,089,493)   Ps  (1,276,801)
                                                                                    =============    ==============



         The components of deferred employee statutory profit-sharing at December 31, 2000 and 2001 are summarized as follows:


                                                                                             December 31,
                                                                                    -------------------------------
                                                                                           2000              2001
                                                                                    -------------    --------------

         Current deferred tax liabilities - Inventories                             Ps.   (54,724)   Ps.    (69,587)
                                                                                    -------------    --------------

         Current deferred tax assets:
           Accrued expenses and reserves                                                   15,311            19,416
           Allowance for doubtful accounts                                                  7,090             3,896
                                                                                    -------------    --------------
              Total current deferred tax assets                                            22,401            23,312
                                                                                    -------------    --------------

         Non-current deferred tax liabilities:
           Property, plant and equipment                                                 (125,474)          (78,471)
           Other                                                                           10,924            16,421
                                                                                    -------------    --------------
                                                                                         (125,474)          (94,892)
                                                                                    -------------    --------------

         Non-current deferred tax assets - Net operating losses                                --            54,076
                                                                                    -------------    --------------

         Valuation allowance                                                                   --           (45,932)
                                                                                    -------------    --------------

         Net deferred employee statutory profit - sharing liability                 Ps.  (168,718)   Ps.   (133,023)
                                                                                    =============    ==============


      b) MINORITY INTEREST - Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within the shareholders' equity section in the consolidated balance sheet. For U.S. GAAP purposes, the minority interest is not included in shareholders' equity.

      c) RESTATEMENT OF FOREIGN SOURCED FIXED ASSETS - Effective January 1, 1997, the Company adopted the Fifth Amendment to Bulletin B-10 which allows foreign sourced fixed assets to be restated for inflation using either of two methodologies. Under the first methodology, foreign sourced fixed assets are restated by applying Mexican NCPI factors to the original cost of the asset, denominated in pesos. The alternate methodology, which is utilized by the Company, restates foreign sourced fixed assets by applying the inflation factor of the country of origin to the original cost, denominated in the foreign currency, and then translating such amounts into pesos at the foreign exchange rate in effect at the most recent balance sheet date.

         The alternate methodology is not consistent with Regulation S-X, Rule 3-20(e) of the Securities and Exchange Commission. Accordingly, foreign sourced fixed assets have been restated using the Mexican NCPI applied to original cost (the balance of the related assets at December 31, 1997 or historical cost if acquired subsequent to 1997), in pesos, for purposes of the U.S. GAAP reconciliation.

      d) GOODWILL - In 1992 and 1995, the Company recorded goodwill in connection with the acquisition of three entities under common control in accordance with Mexican GAAP. Under U.S. GAAP, such transactions would be accounted for in a manner similar to that of a pooling of interests and, accordingly, the unamortized excess of the amount paid over the net book value of net assets acquired has been recognized as a reduction to equity and the amortization expense for Mexican GAAP has been reversed for U.S. GAAP purposes. Also, in December 2000, the Company recognized in the results of operations under Mexican GAAP the negative goodwill that arose from the acquisition of a minority interest of a consolidated associated company. For U.S. GAAP purposes, the Company has reversed the negative goodwill recognized into income and has reduced the recorded value of non-current assets.

         As mentioned in Note 1, beginning 2001, the Company began to include as part of other income and expense in the statements of income prepared under Mexican GAAP, the amortization of the excess of cost over fair value of net assets acquired. The consolidated statements of income of prior years were reclassified in order to conform them with the presentation utilized in 2001. For U.S. GAAP purposes the amortization of goodwill should be reported as part of operating income. Accordingly, Ps.78,014, Ps.(4,156) and Ps.90,111 would have to be recorded as a decrease (increase) of operating income for the years ended December 31, 1999, 2000 and 2001, respectively. This difference does not have an effect in the net income or earnings per share reported during the years ended December 31, 1999, 2000 and 2001.

      e) ACCRUED VACATION - Under Mexican GAAP, the Company does not accrue liabilities related to employees' rights to receive compensation for future absences. Statement of Financial Accounting Standards No. 43, "Accounting for Compensated Absences", requires that vacation benefits be accrued. For purposes of the U.S. GAAP reconciliation, the Company has accrued such liability as of December 31, of each year presented and recognized the related expense.

      f) ACCRUED SEVERANCE PAYMENTS - Under Mexican GAAP, the Company has accrued severance payments to be made to certain of its employees as a consequence of the restructuring of operations initiated at the end of 2000 as described in Note 1. For U.S. GAAP purposes the Company has reversed such cost since at the date of the financial statements the Company had not communicated to the employees the type and amount of benefits they will receive upon termination.

      g) CAPITALIZATION OF INTEGRAL COST (INCOME) OF FINANCING - Under Mexican GAAP, total integral cost (income) of financing is subject to capitalization to assets under construction, including foreign exchange gains and losses, interest income and gains and losses from monetary position. In accordance with U.S. GAAP, foreign exchange gains and losses, interest income and monetary position gains and losses are not capitalizable. Consequently, such amounts capitalized under Mexican GAAP have been reversed and treated as income or expense, as appropriate, in the period incurred and current year depreciation has also been adjusted.

      h) OTHER DIFFERENCES AND SUPPLEMENTAL U.S. GAAP DISCLOSURES -

         1. Extraordinary Items - Through December 31, 1999, under Mexican GAAP, the utilization of tax loss carryforwards and assets taxes paid in prior years was considered to be an extraordinary gain. Under U.S. GAAP, such amounts would be considered to be a component of income tax expense. Although this difference does not affect consolidated net income, it does affect the reported amount of income tax expense.

         2. Cash flows - The Company presents its cash flow information, under Mexican GAAP, exclusive of the effects of inflation. Such information for the year ended December 31, 1999, 2000 and 2001 is presented below:


                                                                            December 31,
                                                            --------------------------------------------
                                                               1999            2000             2001
                                                            ----------       ----------       ----------
OPERATING ACTIVITIES:
  Consolidated net income-Mexican GAAP                      Ps.891,371       Ps.515,591       Ps.595,188
  Effects of inflation                                        (476,096)        (259,059)        (218,646)
                                                            ----------       ----------       ----------
  Consolidated net income exclusive of
    inflation- Mexican GAAP                                    415,275          256,532          376,542
  Adjustments to reconcile net (loss) income to net
   cash provided by operating activities:
    Depreciation and amortization                              435,414          428,762          602,837
    Statutory seniority premiums                                14,505           32,455           43,689
    Restructuring charge                                            --          524,000           83,505
    Equity in earnings of associated companies                  (1,120)              --               --
    Deferred taxes                                                  --         (263,523)         (28,456)
    Unrealized foreign exchange (gain) loss on
     current and long-term debt                                (96,435)          56,211         (185,225)
    Realized foreign exchange (gain) loss on
     current and long-term debt                                (69,924)          12,079           (9,404)
  Changes in operating assets and liabilities:
    Accounts receivable - net                                 (320,735)         (95,041)          (9,451)
    Inventories                                                 (1,956)        (252,171)         276,530
    Prepaid expenses                                            (4,177)          (5,374)          15,932
    Trade accounts payable                                     144,447           59,032             (949)
    Taxes payable, accrued expenses and
     other liabilities                                          18,722          (23,259)         163,344
                                                            ----------       ----------       ----------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                  534,016          729,703        1,328,894
                                                            ----------       ----------       ----------

INVESTING ACTIVITIES:
  Acquisition of property, plant and equipment                (809,101)        (941,269)      (1,067,638)
  Loan to associated company                                   (94,383)          (1,121)              --
  Other assets                                                  61,385          (29,638)         110,356
  Increase in goodwill                                              --               --         (111,650)
  Acquisition of subsidiaries, net of cash received                 --           77,716               --
  Effect on cash of consolidating Tenedora                      44,910               --               --
                                                            ----------       ----------       ----------
  NET CASH USED IN INVESTING ACTIVITIES                       (797,189)        (894,312)      (1,068,932)
                                                            ----------       ----------       ----------


FINANCING ACTIVITIES:
  Payments of long-term debt                                   (74,992)         (40,760)        (282,154)
  Proceeds from long-term debt                                  63,760          768,294          732,772
  Payments of notes payable                                   (556,688)      (1,056,921)      (1,775,772)
  Proceeds from notes payable                                  653,373          479,469          918,166
  Repurchase and sale of capital stock - net                    (9,822)           6,861           19,427
  Capital stock increase                                            --           40,481               --
                                                            ----------       ----------       ----------
  NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES           75,631          197,424         (387,561)
                                                            ----------       ----------       ----------

  Net increase (decrease) in cash and cash equivalents        (187,542)          32,815         (127,599)
  Cash and cash equivalents at beginning of year               317,651          169,239          217,217
  Effect of inflation on cash                                   39,130           24,721            9,558
                                                            ----------       ----------       ----------
  Cash and cash equivalents at end of year                  Ps.169,239       Ps.226,775        Ps.99,176
                                                            ==========       ==========       ==========

         Supplemental Cash Flow Information Required by U.S. GAAP - Resources generated by operating activities in the statements of changes in financial position reflect cash payments of interest and income taxes as follows:


                                                                                 Year Ended December 31,
                                                                  -------------------------------------------------
                                                                        1999            2000             2001
                                                                  --------------    -------------    --------------

             Interest                                             Ps.    389,571    Ps.   399,386    Ps.    396,560
             Income taxes                                                     --               --                --

             In accordance with Mexican GAAP, acquisition of subsidiaries is shown net of cash received as an investing activity and the corresponding debt incurred in the acquisition is shown as a financing activity. Also, when material, acquisition of minority interest in exchange of own shares is shown as an investing and financing activity, respectively. Under U.S. GAAP, because such transactions are non-cash, it is necessary only to disclose non-cash investing and financing activities. Supplemental disclosure of non-cash investing and financing activities is as follows:


                                                                                 Year Ended December 31,
                                                                  -------------------------------------------------
                                                                        1999              2000          2001
                                                                  --------------    -------------    --------------
             Fair value of net assets acquired                    Ps.         --    Ps.   708,014    Ps.         --
             Less: liabilities incurred                                       --          791,907                --
                                                                  --------------    -------------    --------------
             Acquisition of subsidiaries, net of cash acquired    Ps.         --    Ps.   (83,893)   Ps.         --
                                                                  ==============    =============    ==============

             Shares issued in exchange of minority interest       Ps.         --    Ps.   358,282    Ps.         --
                                                                  ==============    =============    ==============

             In accordance with Mexican GAAP, unrealized exchange losses on current and long-term debt are included as a financing activity in the statement of changes in financial position. Under U.S. GAAP, unrealized exchange losses on current and long-term debt would be reflected as non-cash expenses in operating activities and not as a financing activity.

             Also, under Mexican GAAP dividends declared and not paid are shown as resources used in and generated by financing activities, respectively. Under U.S. GAAP dividends declared but not paid are not included in the statement of cash flows.


         3. Statement of Comprehensive Income - Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", establishes standards for reporting and display of comprehensive income and its components. The Company's statements of comprehensive income for the years ended December 31, 1999, 2000 and 2001, giving effect to the U.S. GAAP adjustments described above, are set forth below:


                                                                                                   Thousands of
                                                                                                   U.S. dollars
                                                                                                   (Convenience
                                                                   December 31,                    Translation)
                                                 ---------------------------------------------      December
                                                   1999             2000            2001            31, 2001
                                               -------------    -------------    -------------   --------------
Net income under U.S. GAAP                     Ps.   746,927    Ps.   207,590    Ps.   310,352   $       33,881
Other comprehensive (loss) income:
  Result from holding nonmonetary assets
   as reported under Mexican GAAP                   (517,565)        (200,127)        (625,212)         (68,255)
  Adjustment from labor obligations
    upon retirement under Mexican GAAP                    --               --          (43,403)          (4,738)
  U.S. GAAP adjustments to result from
     holding nonmonetary assets                      494,918           31,560          700,501           76,474
                                               -------------    -------------    -------------   --------------
Total other comprehensive (loss) income              (22,647)        (168,567)          31,886            3,481
                                               -------------    -------------    -------------   --------------
Comprehensive income (loss) under U.S. GAAP    Ps. 724,280      Ps.  39,023      Ps. 342,238     $       37,362
                                               =============    =============    =============   ==============

             Accumulated other comprehensive loss at December 31, 1999, 2000 and 2001, giving effect to the U.S. GAAP adjustments discussed above, consists of losses from holding nonmonetary assets of Ps.(1,022,096), Ps.(1,190,663) and Ps.(1,237,344), respectively.

         4. Earnings Per Share in Accordance With U.S. GAAP - Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128") requires the presentation of "basic" earnings per share, which is calculated by dividing income available to common shareholders by the weighted average number of shares outstanding during the period, and diluted earnings per share giving effect to all potentially dilutive common shares outstanding during the period.

             At December 31, 2000, the Company has not presented diluted earnings per share because there are no potentially dilutive securities outstanding. However, as discussed in Note 9, during 1999, the Company established an executive share purchase program. Under SFAS No. 128, shares granted under this program would possibly be considered dilutive when and if granted.

             Earnings per share for each of the years in the three-year period ended December 31, 2001 is presented below:

                                                                                                      Thousands of
                                                                                                      U.S. dollars
                                                                                                      (Convenience
                                                                   December 31,                       Translation)
                                                 ------------------------------------------------       December
                                                     1999              2000             2001            31, 2001
                                                 -------------    --------------    -------------    --------------

             Basic earnings per share:

               B Shares                          Ps.   0.51    Ps.       0.14       Ps.   0.19        $   0.020
               CPOs                                    1.77              0.48       .     0.64            0.070
               GDS                                    10.64              2.87             3.84            0.419


             Weighted average shares outstanding (in 000's):
               Total shares                       1,343,064         1,347,664        1,504,383
               CPOs                                 322,381           336,219          375,318
               GDS                                   53,730            56,037           62,553

         5. Restructuring Charge - In accordance with U.S. GAAP the restructuring charges should be reported as part of operating income. This difference does not have an effect in the net income or earnings per share reported during the year ended December 31, 2001.

         6. Impairment of long-lived assets and severance payments - In accordance with U.S. GAAP the adjustments arising from the impairment of long-lived assets and severance payments arising from restructurings or reorganizations which are included in other expenses for Mexican GAAP purposes should be reported as part of the operating income. This difference does not have an effect in the net income or earnings per share reported during the year ended December 31, 2001.

         7 Stock Option Program-- In accordance with the program (see Note 9) the exercise price is determined to be the closing price on the last trading day prior to May 1 of each year for the options granted for the previous year, therefore, there was no compensation expense recognized in the financial statements, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), for U.S. GAAP purposes.

             APB 25 requires that compensation expense for a stock option plan be measured using the intrinsic value method whereby compensation expense for a fixed plan is recognized in an amount equal to the excess of the market price of the underlying stock over the exercise price of the option at the grant date.

             Under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," ("SFAS No. 123"), the Company presents the following additional required disclosures to the financial statements:

             Pro Forma Effect of Stock Compensation Program - SFAS No. 123 requires the disclosure of the Company's net income and net income per share, as if the Company had accounted for its employee stock option plan under the fair value method. For purposes of these pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Had the Company's stock option program been accounted for under SFAS No. 123, the net income for U.S. GAAP at December 31, 1999, 2000 and 2001 would have been decreased by Ps.17,087, Ps.16,708 and Ps.10,080, respectively.


             Earnings per share for each of the years in the three-year period ended December 31, 2001 is presented below:


                                                                                                    Thousands of
                                                                                                    U.S. dollars
                                                                                                    (Convenience
                                                                   December 31,                     Translation)
                                                 ------------------------------------------------     December
                                                     1999             2000             2001           31, 2001
                                                 -------------    --------------    -------------   ------------
             Basic earnings per share:

               B Shares                          Ps.      0.49    Ps.       0.13    Ps.   0.18      $   0.020
               CPOs                                       1.69              0.44          0.62          0.068
               GDS                                       10.15              2.64          3.71          0.406


             Weighted average shares outstanding (in 000's):
               Total shares                          1,343,064         1,347,664     1,504,383
               CPOs                                    322,381           336,219       375,318
               GDS                                      53,730            56,037        62,553

             The fair value of the options granted used in order to calculate the pro forma amounts above, have been estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: i) expected life of 7 years and expected volatility of 44.0%, ii) risk free rate of 5.32% and 6.36% for options granted during 1999 and 2000, respectively, and iii) no expected dividend yield. Based on these assumptions, the weighted average fair value of employee stock options granted during 1999 and 2000 was Ps.1.94 and Ps.1.55 per share (in nominal pesos), respectively, and the market price on the grant date was Ps.4.13 and Ps.2.72, respectively

             The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company's options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

         8. Recently Issued Accounting Standards - In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 addresses financial accounting and reporting for business combinations and requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. Under SFAS 142, goodwill and certain other intangible assets with indefinite useful lives will no longer be systematically amortized, but instead will be tested for impairment at least annually and written-down with a charge to operations when the carrying amount exceeds the estimated fair value. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company's management has not completed the initial impairment review required by SFAS 142. However, management believes that the adoption of SFAS 142 will reduce substantially the amortization expense of future years.

             In August 2001, the FASB also issued Statement of Financial Accounting Standards No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" ("SFAS 143"). SFAS 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. It requires the recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. Management is currently evaluating the effects of adopting SFAS 143, but believes it will not have a material effect on the Company's results of operations and financial position. In addition, in October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001. Management is currently evaluating the effects of adopting SFAS 144, but believes it will not have a material effect on the Company's results of operations or financial position.

             In April 2002, the FASB issued SFAS No 145, "Recission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." As a result of this statement, The Company may no longer classify gains and losses from extinguishments of debt as extraordinary items unless the debt meets the criteria of APB 30. The provisions of this statement with regard to FAS 4 will be effective for fiscal years beginning after 2002. Gains and losses from extinguishments of debt that have been classified as extraordinary in previous years that do not meet the criteria of APB 30 will be reclassified.

             During 2000 and 2001, the Emerging Issues Task Force ("EITF") addressed various issues related to the income statement classification of certain promotional payments. In April 2001, the EITF reached a consensus on Issue 00-14: "Accounting for Certain Sales Incentives" which addresses the recognition, measurement, and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. Sales incentives have various forms including discounts, coupons, rebates, and free products or services. Under the consensus, it is required that if the sales incentive is a free product delivered at the time of sale, the cost of the product or service should be classifies as an expense. However, the reduction in or refund of the selling price of the products resulting from any cash sales incentives should be classified as a reduction of revenue. EITF 00-14 should be applied for annual or interim periods beginning after December 15, 2001. In January, 2001 the EITF reached a consensus on Issue 00-22:
             "Accounting for "Points" and Certain Other Time-Based or Volume-Based Sales Incentive Offers for Free Products or Services to be Delivered in the Future". EITF 00-22 requires that cash rebates or refund obligations should be recognized as a reduction of revenue based on a systematic and rational allocation of the cost of honoring them. EITF 00-22 is applied for quarters ended after February 15, 2001. In April 2001, the EITF reached a consensus on Issue 00-25: "Vendor Income Statement Characterization of Consideration Paid to Reseller of the Vendor's Products". EITF 00-25 addresses the income statement classification, other than that addressed in EITF 00-14, from a vendor to a reseller or another party that purchases the vendor's products. EITF 00-25 requires that any consideration from a vendor to a reseller of its products is presumed to be a reduction of the selling price of the vendor's products and should be characterized as a reduction of revenue in the vendor's income statement. Such EITF, also establishes the conditions under which the consideration could be characterized as a cost incurred. EITF 00-25 should be applied for annual or interim periods beginning after December 15, 2001. In November of 2001, EITF codified Issues 00-14, 00-22 and 00-25 as Issue 01-9: "Accounting for a Consideration Given by a Vendor to a Reseller of the Vendor's Products". Management is currently evaluating the effects of adopting EITF 00-14 and 00-25, but believes it will not have a material effect on the Company's results of operations or financial position. Adoption of EITF 00-22 did not have a material effect in the results of operation or financial position.

             The adoption of Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), as amended by SFAS 138 did not have a material effect on the results of operations, financial position and cash flows of the Company on January 1, 2001, the date of adoption. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires an enterprise to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value.

PEPSI-GEMEX, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS SUPPLEMENTAL SCHEDULE VALUATION AND QUALIFYING ACCOUNTS YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001 (Thousands of Mexican Pesos of Purchasing Power of December 31, 2001)







                                                  BALANCE AT                                           BALANCE AT
                                                 THE BEGINNING                                         THE END OF
DESCRIPTION                                      OF THE PERIOD       ADDITIONS       DEDUCTIONS        THE PERIOD
Allowance for Doubtful Accounts:

  Year Ended December 31, 1999                      30,514            18,551            7,644            41,421
  Year Ended December 31, 2000                      41,421            31,892            6,243            67,070
  Year Ended December 31, 2001                      67,070            66,501           26,743           106,828



                                   * * * * * *